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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                     )

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PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 13, 2018

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders (the "Annual Meeting") of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on Wednesday, June 13, 2018, at 10 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

  1.
  To elect two Class I directors to serve until the 2021 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

  2.
  To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2018 fiscal year;

  3.
  To hold an advisory vote to approve the compensation paid to the Company's named executive officers;

  4.
  To approve the Company's 2018 Long Term Incentive Compensation Plan; and

  5.
  To consider and transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on April 19, 2018 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

On April 25, 2018, we began mailing to certain shareholders a Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Shareholders to be held on June 13, 2018 (the "Notice") containing instructions on how to access this proxy statement and our annual report and how to vote online. The notice of annual meeting, proxy statement and annual report are available at www.proxyvote.com.

All shareholders are cordially invited to attend the Annual Meeting in person. We look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,
Carl Sottosanti Executive Vice President, General Counsel and Secretary

Wyomissing, Pennsylvania
April 25, 2018

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

LETTER FROM THE CEO TO OUR SHAREHOLDERS

April 25, 2018

Dear Fellow Shareholder:

You are hereby invited to attend the 2018 Annual Meeting of Penn National Gaming, Inc. (the "Company" or "Penn National") to be held on Wednesday, June 13, 2018 at 10:00 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103.

2017 was a year of remarkable progress for Penn National and our shareholders. During the year, we generated growth from our legacy operations, completed strategic and accretive acquisitions, significantly reduced debt, returned capital to shareholders through share repurchases, commenced a margin improvement plan and announced a transformative acquisition that we believe will bring compelling strategic and financial benefits to the Company upon closing (anticipated to be later this year and subject to satisfaction of all closing conditions). Reflecting these achievements, our share price appreciated 127% in 2017, from $13.79 to $31.33.

On December 17, 2017, we agreed to acquire Pinnacle Entertainment, Inc. ("Pinnacle"), a large regional gaming operator, in a transaction involving four public companies. Following the closing of this transaction, we believe that our Company will enjoy significantly greater operational scale and geographic diversity from a combined 41 properties in 20 jurisdictions, including 15 of the country's top 30 metropolitan statistical areas. We also expect that the Pinnacle acquisition will allow us to further raise the bar on entertainment and gaming experiences for our regional gaming customers, and enhance long-term growth opportunities and efficiencies related to our increased scale.

At this year's Annual Meeting you will be asked to: (i) elect two experienced and distinguished Class I directors (David A. Handler and John M. Jacquemin) to serve until the 2021 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; (ii) ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2018 fiscal year; (iii) approve the compensation paid to the Company's named executive officers; (iv) approve the Company's 2018 Long Term Incentive Compensation Plan (the "2018 Plan"); and (v) consider and transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that the election of its nominees for director, the ratification of its selection of independent registered public accountants, the advisory vote to approve our executive compensation and the approval of the 2018 Plan are advisable and will support the best interests of Penn National and our shareholders. Accordingly, the Board of Directors recommends a vote FOR each of the proposals.

On behalf of the Board of Directors and the Company, I thank you for your participation. We hope to see you at the Annual Meeting and look forward to an exciting 2018 and beyond.

Sincerely,

Timothy J. Wilmott
Chief Executive Officer

2018 PROXY STATEMENT SUMMARY

This summary contains highlights about our Company and the upcoming 2018 Annual Meeting of Shareholders. This summary does not contain all of the information that you may wish to consider in advance of the meeting, and we encourage you to read the entire proxy statement before voting.

2018 Annual Meeting of Shareholders

Date and Time:	Wednesday, June 13, 2018 at 10:00 a.m., local time
Location:	Offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103
Record Date:	April 19, 2018

Voting Matters and Board Recommendations

Proposal	Matter	Board Recommendation

1	Election of Class I Directors (David A. Handler and John M. Jacquemin)	FOR each Nominee

2	Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2018	FOR

3	Advisory Vote to Approve Executive Compensation	FOR

4	Approval of the Company's 2018 Long Term Incentive Compensation Plan	FOR

Overview of Penn National Gaming
•
Nation's Leading Regional Gaming Operator – Penn National is the leading, most geographically diversified, owner and manager of gaming and racing facilities in the nation, and the Company has consistently generated attractive returns for its shareholders. Following the closing of the Pinnacle transaction, Penn National is expected to operate 41 properties in 20 jurisdictions.

•
Disciplined Operating Focus – The Company continues to deploy disciplined operating strategies by managing existing properties with a focus on maximizing profitability and free cash flow, while delivering outstanding gaming and entertainment experiences for customers and supporting the local communities in which it operates.

•
Innovative Growth Strategy – The Company has implemented and is continuing to refine an innovative growth strategy to connect with its robust database of customers through multiple platforms, including regional casinos, a destination property on the Las Vegas Strip (Tropicana Las Vegas), retail gaming in local bars and taverns in Illinois (through Prairie State Gaming) and potentially other states in the near term, and interactive gaming (through Penn Interactive Ventures).

2017 Financial and Operating Achievements

✓	Transformational Transaction – On December 17, 2017, the Company agreed to acquire Pinnacle Entertainment, Inc. ("Pinnacle"), a large regional gaming operator, in a stock/cash transaction that is expected to further expand the Company's position as the nation's leading regional gaming operator.	✓	Margin Improvement Plan – The Company is implementing a new set of strategic initiatives focused on leveraging the Company's scale. These initiatives, which include both revenue and cost saving components, are expected to improve the Company's already industry-leading property level operating margins.
✓

Increased Geographic Diversity – Following the Pinnacle transaction, the Company will operate 41 properties in 20 jurisdictions, including operations in 15 of the 30 largest metropolitan statistical areas in the United States.

✓

Operational Improvements – The Company's net revenue increased 3.74% (to $3.128 billion) during the year, as the Company experienced record fourth quarter net revenue that exceeded both guidance and consensus estimates.

✓

Meaningful Upside – The Company expects to realize annual synergies of $100 million from the Pinnacle transaction, as well as additional upside from cross promotion of the Company's Nevada properties and other offerings.

✓

Accretive Share Repurchases – During 2017, the Company repurchased 1,264,149 shares pursuant to our share repurchase program at an average price per share of $19.60 – well below Penn National's current share price.

✓

Opportunistic Acquisition – On May 1, the Company acquired the operations of 1st Jackpot Casino (formerly known as Bally's) and Resorts Casino in Tunica, Mississippi, in an accretive tuck-in transaction that has generated synergies with the Company's existing Mississippi operations.

✓

Leverage Reduction – During 2017, the Company completed a refinancing on favorable terms and reduced its traditional net debt to total adjusted EBITDA after Master Lease payments ratio to approximately 2.49x at December 31, 2017 from 2.95x at December 31, 2016.*

* See Reconciliations and Non-GAAP Financial Measures on page 42 of this Proxy Statement.

2017 Pay for Performance Summary

Summary of Proposed Acquisition of Pinnacle

+

TRANSACTION HIGHLIGHTS

•

The Company has agreed to acquire Pinnacle for an overall transaction price of approximately $2.8 billion (before divestitures and related sales of real estate)(1)

•

Following the transaction, the Company will be the nation's largest regional gaming operator with 41 properties in 20 jurisdictions

•

The transaction is expected to be immediately accretive to the Company's free cash flow per share

•

Pro forma for the transaction, the Company's existing shareholders will own approximately 78% of the combined company

STRATEGIC RATIONALE AND ANTICIPATED SYNERGIES

•

Enhances the Company's position as the nation's leading regional gaming operator

•

Increases the Company's geographic diversification with highly complementary "best in class" properties

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Provides opportunities for additional upside, including increased Las Vegas visitation and enhanced player database for other company offerings

•

Accelerates the Company's innovative growth strategy while enhancing customer experience

•

$100 million of anticipated annual cost synergies

TRANSACTION TIMING	• Transaction remains subject to regulatory approvals other customary closing conditions • Expected closing in the second half of 2018

  (1)
  Based on effective price of $1.714 billion and EBITDA of $261 million.

825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 13, 2018

Penn National Gaming, Inc. (the "Company," "Penn National" or "PENN") first made these materials available to shareholders on or about April 25, 2018 on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for the Company's 2018 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 13, 2018 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

GOVERNANCE OF THE COMPANY

Corporate Governance Highlights
•
The Board's committees are comprised exclusively of independent directors (other than the Compliance Committee, which includes two non-director subject matter experts).

•
The roles of Chairman and CEO have been separate for over four years.

•
Five of our eight Board members are independent.

•
We have appointed Barbara Shattuck Kohn as our lead independent director.

•
None of our Board members are "over-boarded."

•
Our Board includes an appropriate mix of tenure and experience, including three directors having tenure of less than five years.

•
Our Board includes two female directors and was recently named a "2020 Women on Boards Winning Company" for its commitment to board diversity.

•
We conduct annual self-assessments of the Board and its committees.
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The Board has adopted a Code of Conduct for directors, officers and employees.

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We have significant stock ownership requirements for our directors and named executive officers.

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We hold an annual advisory vote on executive compensation.

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We conduct comprehensive succession and talent development planning.

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We have an active cyber security committee.

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We conduct meaningful shareholder engagement throughout the year.

•
The Board has significant engagement on long-term growth and capital deployment.

•
Reflecting the highly regulated industry in which our Company operates, we have a Compliance Committee with broad authority, comprised of Board members and non-director compliance professionals.

•
The Nominating and Corporate Governance Committee regularly reviews and assesses our Company's corporate governance structure and practices in light of industry trends and best practices.

Board of Directors

Commitment to Shareholder Value

Over time, the Company has demonstrated a commitment to pursuing innovative transactions to create value for shareholders. For instance, on November 1, 2013, the Company created the industry's first real estate investment trust, known as Gaming and Leisure Properties, Inc. ("GLPI"), through a tax free spin-off (the "Spin-Off"). The Company was an industry pioneer in this regard, as several of its peers have since completed similar transactions, including Caesars Entertainment Corporation, MGM Resorts International and Pinnacle Entertainment, Inc. ("Pinnacle"). We have continued to undertake new avenues of growth over the last few years, including expanding into the Las Vegas Strip market through our acquisition of Tropicana Las Vegas, the Illinois video gaming terminal ("VGT") business through our acquisition of Prairie State Gaming and pursuit of online opportunities through Penn Interactive Ventures. Most recently, on December 17, 2017, the Company entered into an agreement to acquire Pinnacle, a leading regional gaming operator. The Board was instrumental in providing leadership to the Company during the almost year-long negotiations leading to this transaction, including the required divestitures and related real estate transactions.

Board Overview

The Company operates in a highly specialized and rigorously regulated industry. This environment demands a high level of integrity and an extraordinary level of transparency and accountability in all key aspects of its operations, its management team and its Board of Directors. The Board believes that its structure and composition have been important elements of the Company's development activity, growth and success in regional gaming markets over the years. The Board is comprised of individuals who bring unique talents and perspectives to their service on the Board and, as a group, strike a balance between those who have a proven record of effectively working together to responsibly oversee management's operation of the

Company and those who bring fresh perspective and unique insight to the Board. In fact, over the last four years, the Company has added three talented new directors and looks forward to the long-term benefits of their diversity of experience and views. In addition, no member of the Board serves on the boards of more than one other public company, which helps to ensure that each member is fully engaged in their duties to the Company.

In furtherance of the Company's objective to maximize shareholder value, the Board strives to maintain a governance environment where (i) entrepreneurship and appropriate risk taking are encouraged, with a focus on both long- and short-term value creation, (ii) shareholder perspectives are understood and long-term relationships with shareholders are fostered through frequent, candid and comprehensive engagement with and disclosure to the Company's shareholders and the investment community, (iii) integrity and accountability are integrated into the Company's management philosophy and operations and (iv) the Company is able to attract, develop and retain industry-leading executive talent to manage the Company's operations.

The Board continuously evaluates the governance environment to enable the Company to respond appropriately to changes, practices and market conditions, as well as suggestions from shareholders and other stakeholders, all in a manner that we believe will continue the Company's long-term record of shareholder value.

Composition and Independence

The Company's Board of Directors currently consists of eight members: Peter M. Carlino, David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Ronald J. Naples, Saul V. Reibstein, Jane Scaccetti and Timothy J. Wilmott. The Board believes it is appropriately sized to effectively carry out its responsibilities. The Board is small enough to facilitate individual engagement and involvement, to allow directors to communicate frequently with management and each other, and to permit meetings to be conducted on short notice. This is especially critical to support the Company's efforts to strategically develop or acquire new assets (such as the Pinnacle transaction) and to create new value for shareholders through innovative transactions, all of which may involve complex and unforeseen issues that frequently arise on short notice and require collaboration and prompt decision making, as well as the benefit of long-term industry experience. At the same time, the Board believes that it is large enough and has the appropriate composition to encourage diverse viewpoints and better collaborative decision making.

The collective membership of the Board has a strong background in capital markets, gaming, accounting, tax, risk management and governmental affairs, as well as long-term experience with the Company's operations in a highly regulated and increasingly competitive industry. This experience proves especially valuable in light of the complexities inherent in our industry and the fact that we operate across 17 diverse jurisdictions throughout North America (which will increase to 20 following the closing of the Pinnacle transaction). Consequently, the Board believes that its composition is optimized to support and oversee the Company's business and strategy.

The Board has determined that all of the directors, other than Messrs. Carlino, Reibstein and Wilmott, are independent under the current Listing Rules of the NASDAQ Stock Market (the "NASDAQ Rules"). Mr. Carlino does not currently meet these independence requirements, in part, due to his role as Chief Executive Officer of GLPI, and Mr. Reibstein does not currently meet these requirements due to his former role as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Notably, other than the Compliance Committee, the Board's committees are comprised exclusively of independent directors. The independent directors typically meet several times per year in executive session.

Board Leadership

From the time of the Company's initial public offering in 1994 until the Spin-Off in 2013, Mr. Carlino served as both the Company's Chief Executive Officer and Chairman of the Board. In connection with the Spin-Off, Mr. Wilmott became Chief Executive Officer of the Company (and subsequently joined the Board in September 2014), while Mr. Carlino retained his role as the Company's Chairman of the Board and became Chairman of the Board and Chief Executive Officer of GLPI. David A. Handler also joined the board of directors of GLPI in connection with the Spin-Off, while retaining his position on the Board. The Board believes there are appropriate and meaningful policies and procedures in place to address any actual or perceived conflicts of interest relating to the two "overlapping" directors and that these procedures have worked well since the Spin-Off.

The Board believes that Mr. Carlino is best suited to serve as Chairman of the Board because of his proven record of generating value for the Company's shareholders. This impressive record is the result of his vision for the Company and his talent for successfully identifying and capitalizing on opportunities in the gaming and racing industry. Moreover, the Board believes that Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of all shareholders.

As part of the planning for the Spin-Off, the roles of the Chairman of the Board and Chief Executive Officer were split. Our Chief Executive Officer is responsible for the general management and operation of the business, providing guidance and oversight to senior management and formulating the strategic direction of the Company. The Chairman of the Board is responsible for the content, quality and timeliness of information sent to our Board and consults with our Board regarding oversight of our business affairs. The Board believes that the decision to separate the roles of Chairman of the Board and Chief Executive Officer has been beneficial, both with regards to corporate governance and operational execution.

In addition, the Board has appointed Barbara Shattuck Kohn as its lead independent director to, among other things, facilitate communication between management and the independent directors. The responsibilities of the lead independent director include (i) consulting with the Chairman of the Board regarding the information, agendas and schedules of Board and Board committee meetings, including the ability to add items to the agendas for any meeting; (ii) scheduling, setting the agenda for and serving as chair of meetings of independent directors; (iii) serving as principal liaison between the independent directors and the Chairman of the Board and between the independent directors and senior management; (iv) presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (v) in the event of the death, incapacity, resignation or removal of the Chairman of the Board, serving as the acting Chairman of the Board until a new Chairman is selected; and (vi) if requested by major shareholders, ensuring that she is available for consultation and direct communications on behalf of the independent directors.

Board Resources

In fulfilling its objectives, many of the direct oversight functions of the Board are performed by the Board's committees with support from both senior internal resources as well as independent outside advisors. For example, the Audit Committee receives frequent reports directly from the Company's Vice President, Internal Audit, Chief Financial Officer, General Counsel, President and Chief Operating Officer and Chief Compliance Officer. The Audit Committee also has express authority to direct the Company's internal audit staff. Additionally, the Company's independent registered public accounting firm provides support through its annual audit and quarterly reviews of the Company's financial statements. The Compliance Committee is structured in the same manner relative to the Chief Compliance Officer and the Company's compliance staff and also has regular access to the Company's senior management team.

Both the Audit Committee and the Compliance Committee have substantial internal staff and outside resources to assist them in carrying out their responsibilities. The Company maintains a 41 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and a 39 person compliance staff overseen by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer, who provides frequent reports to the Compliance Committee. Additionally, the Company has retained two non-director members to serve on its Compliance Committee: Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, serves as the Chairman of the Compliance Committee, and Thomas N. Auriemma, the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey.

Risk Oversight

The Board does not view risk in isolation and recognizes that a prudent level of risk taking is an essential element of the Company's strategy. As such, the Board and its Committees take an active role in the oversight of risks that have the potential to significantly impact the Company (including, among other things, new forms of competition, gaming legislation, regulatory matters, cyber security, capital allocation, economic and political issues) and the management team is charged with managing those risks. The Company also monitors risk on an enterprise level to help the Board and the Company better understand, quantify, mitigate and manage the various risks the Company faces across the enterprise that could potentially impair its ability to execute the corporate strategy and achieving its goals. In addition, members of senior management attend all meetings of the Board and its Committees, and the Board and senior management work closely together to ensure that awareness of salient risks are integrated into the Company's operations and key decisions. The Company also has established a separate cyber security committee comprised of senior employees from different departments within the Company, which provides frequent reports to the Audit Committee and the Board on cyber security threats. A discussion of the risk assessment process undertaken by the Compensation Committee is described on page 35 of this Proxy Statement.

Key Policies and Procedures

The Board has adopted and regularly reviews the Company's Code of Business Conduct (the "Code of Conduct") reflecting a variety of best practices, which is applicable to all directors and employees of the Company, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is designed to, among other things, deter wrongdoing, address potential conflicts of interest, promote ethical conduct, encourage full and accurate reporting in the Company's filings with the SEC and compliance with applicable laws. The Code of Conduct also provides for a 24 hour hotline that any employee, patron, vendor or other third party can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. These reports are promptly investigated and receive the highest level of management attention, with particular focus from the Company's Chief Compliance Officer, Vice President, Internal Audit, General Counsel and Senior Vice President of Human Resources, as appropriate. Subsequently, senior management provides investigation summaries to the Compliance Committee and the Audit Committee. A copy of the current Code of Conduct is available on the Company's website at www.pngaming.com/About.

The Board also has adopted Corporate Governance Guidelines (the "Corporate Governance Guidelines") that are intended to provide a structure within which our Board and management can effectively pursue the Company's objectives for the benefit of its shareholders and other constituencies. The Corporate Governance Guidelines include policies and procedures relating to, among other items, the role, structure and composition of the Board; Board procedures and leadership; risk oversight; use of outside consultants; and conflicts of interest, including actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Board and the Nominating and Corporate Governance Committee regularly consider the efficacy of these policies. A copy of the current Corporate Governance Guidelines is available on the Company's website at www.pngaming.com/About.

In addition to the above, the Company has adopted various other policies and procedures addressing the Company's operations and corporate governance, including stock ownership guidelines, an executive compensation clawback policy, an equity based award policy (to ensure the consistency and efficiency of the Company's equity award process), a corporate signature authority policy (to provide accountability with respect to significant commitments) and a compliance plan. The Board regularly reviews the Company's corporate governance policies and practices to evaluate their effectiveness in identifying, assessing and managing risks and to achieve compliance with the requirements of Pennsylvania law (the state in which the Company is incorporated), the NASDAQ Rules, the SEC rules and regulations and state gaming regulations, all in the context of pursuing best practices and increasing shareholder value. Finally, while the Company believes that its discrimination/harassment policies and reporting channels are effective, we have formed an internal committee to review these policies and to promptly emphasize further awareness on these topics across the Company.

Succession Planning for Senior Management

Our Board, in coordination with our Compensation Committee, carefully oversees Chief Executive Officer ("CEO") and senior management succession planning. Our Chief Executive Officer and our Senior Vice President of Human Resources provide the Board with recommendations on, and evaluations of, potential successors to the Chief Executive Officer and other members of senior management. Our Board reviews potential internal candidates with our CEO and our Senior Vice President of Human Resources, including the qualifications, experience and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow the directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management's qualifications, tenure and experience. The Company's talent management program, which seeks to develop and acquire talent below the senior management level, is an ongoing effort led by our President and Chief Operating Officer and our Senior Vice President of Human Resources and is complementary to, and a foundation for, the Board's succession planning.

2017 Board and Committee Meetings

Each member of the Board contributes a substantial amount of time and effort in connection with his or her service as a Board and committee member. This was especially true in

2017, as the Board held 18 formal meetings relating to the Pinnacle transaction alone and 21 formal meetings in total. During that same period, the independent directors met in executive session five times, the Audit Committee held nine formal meetings, the Compensation Committee held five formal meetings, the Nominating and Corporate Governance Committee held three formal meetings and the Compliance Committee held five formal meetings. Further, Board members are encouraged to, and regularly do, engage in informal discussions with each other and members of management, and they are provided daily industry media coverage and property results as well as frequent management reports and updates.

During the year ended December 31, 2017, each of the Company's directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Each of the Company's directors attended the 2017 Annual Meeting of Shareholders.

Committees of the Board

As illustrated below, the Board maintains four standing committees to assist in achieving its objectives – the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee. The specific duties and operation of each committee are described in more detail below. The Board has determined that each director serving on the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The Compliance Committee also includes members who are not directors.

Audit Committee

Jane Scaccetti (Chair), John M. Jacquemin and Barbara Shattuck Kohn are the members of the Audit Committee. Each member of the Audit Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee also meets the financial literacy requirements under the NASDAQ Rules and that each member of the Committee is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. In addition, Ms. Scaccetti has practiced as a certified public accountant since 1977, which makes her particularly well-qualified to serve as Chair of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed annually, updated frequently and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

The principal functions of the Audit Committee are to:

•
serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

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review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors and monitor their independence; and

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maintain free and open communication with and among the independent registered public accounting firm, the internal auditors, the Company's finance department, senior management and the Board of Directors.

The Audit Committee is also responsible for reviewing and pre-approving all conflicts of interest and related party transactions involving the Board or the Company's named executive officers, including any actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Audit

Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available with unrelated third parties, as applicable. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention and any other matters that the Audit Committee believes should be investigated. The Audit Committee may at any time engage, at the expense of the Company, independent counsel or other advisors, as it deems necessary to carry out its duties.

Compensation Committee

Barbara Shattuck Kohn (Chair), David A. Handler, John M. Jacquemin and Ronald J. Naples are the members of the Compensation Committee. Each member of the Compensation Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. Each member of the Compensation Committee is also a non-employee director, as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and the SEC rules and regulations and is available at www.pngaming.com/About.

The Compensation Committee evaluates the annual performance of the CEO and other executive officers and sets their annual compensation. The Committee's authority and responsibility include:

•
setting salary, annual short-term incentive opportunities, long-term equity based incentives and other benefits;

•
reviewing and approving employment agreements and separation agreements for executive officers;

•
monitoring general and industry trends and best practices with regard to executive compensation;

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reviewing and approving awards under the long-term incentive compensation plan for the CEO and other executive officers, including performance based awards;

•
reviewing and approving any annual short-term incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan;

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reviewing executive compensation programs annually to determine whether they are properly coordinated and are achieving their intended purposes;

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periodically reviewing the policies for administration of the Company's executive compensation programs;

•
assessing the Company's management and leadership succession planning;

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approving incentive awards that the CEO may grant to employees other than executive officers;

•
formulating and administering the Company's stock ownership guidelines;

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recommending director compensation to the Board; and

•
administering and interpreting the Company's long-term incentive compensation plans.

The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of the Consultant (as defined below) and sets the compensation of those executive officers based on its deliberations. The Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO's compensation.

Pursuant to the Compensation Committee's charter, the Compensation Committee retains the services of compensation consultants and legal advisors to provide such advice and assistance as it deems appropriate in its sole discretion. The Compensation Committee has the sole responsibility to oversee the work of any of its advisors. The Compensation Committee can terminate the services of such compensation consultants and advisors and approves their fees and retention terms, which are funded by the Company. The Compensation Committee engaged an independent third party executive compensation consultant for 2017, Exequity LLP (the "Consultant"), who has served as the Compensation Committee's consultant for the previous five years. The Consultant provides advice and assistance to the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging the Consultant, and at least annually during the engagement, the Compensation Committee evaluates the independence of the Consultant. This review includes receiving information regarding other services, if any, provided by the Consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities. In 2017, the Compensation Committee determined that the Consultant was independent of the Company and that the retention of the Consultant by the Compensation Committee did not give rise to any conflicts of interest.

The Compensation Committee, after consultation with the Consultant and the management team, implemented a performance share program beginning in 2016 for the Company's top executives and, in early 2017, approved an amendment to the Company's 2008 Long Term Incentive Compensation Plan to provide for a minimum vesting period and to eliminate automatic vesting of equity following a change in control. More recently, the Compensation Committee reviewed and recommended for shareholder approval the 2018 Long-Term Incentive Compensation Plan.

Nominating and Corporate Governance Committee

Barbara Shattuck Kohn (Chair), David A. Handler, John M. Jacquemin and Ronald J. Naples are the members of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

The Nominating and Corporate Governance Committee is responsible for:

•
reviewing and making recommendations on the eligibility criteria for individual Board and committee membership, including the range of skills and expertise, diversity, and independence that should be represented on the Board and its committees;

•
reviewing and recommending the appropriate structure, composition and size of the Board and its committees;

•
identifying and recommending, for the Board's selection, nominees for election to the Board;

•
considering the Board's leadership structure, including the separation of the Chairman of the Board and Chief Executive Officer roles and the election of a lead independent director;

•
overseeing the Company's Corporate Governance Guidelines and other corporate governance practices, including reviewing and recommending to the Board for approval any new or revised guidelines, documents or policies; and
•
overseeing an annual evaluation of the Board and its committees and making recommendations to the Board as may be appropriate in light of the results of such evaluation.

Compliance Committee

Ronald J. Naples and Saul V. Reibstein are the Board members of the Compliance Committee and Steve DuCharme (Chair) and Thomas N. Auriemma are the non-director members of the Compliance Committee. The members of the Compliance Committee are individuals who, by virtue of their familiarity with law enforcement, regulated businesses, the business activities of the Company or gaming control, are sensitive to the concerns of state gaming regulators and are capable of ensuring compliance or determining the existence or likelihood of a violation of a law, rule, regulation, policy or procedure applicable to the Company. The Compliance Committee operates under a written charter adopted by the Board of Directors. The Chief Compliance Officer reports to the Compliance Committee, and other executives of the Company (including the General Counsel, Chief Operating Officer and Vice President, Internal Audit) regularly attend meetings of the Compliance Committee, at the committee's invitation, to ensure the committee has ready access to first-hand knowledge and to encourage pervasive compliance culture throughout the Company.

The Compliance Committee was established to foster, through robust self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming and racing businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that could pose a threat to the reputation and integrity of the Company's gaming and racing operations, including:

•
reviewing and assessing the adequacy of the Company's compliance policies, procedures and systems designed to sufficiently identify serious compliance issues;

•
reviewing and assessing the effectiveness of the Company's compliance efforts,

  particularly the training on and implementation of procedures;

•
monitoring audits and investigations conducted or overseen by the Company's compliance personnel;

•
monitoring allegations and investigations made in connection with the Company's 24 hour hotline for suspected fraud, financial impropriety or other alleged wrongdoing;

•
monitoring third party investigations of and disciplinary actions against the Company; and
•
reporting to the Board any matters of concern regarding the Company's compliance with various laws and regulations.

In discharging its oversight role, the Compliance Committee is empowered to investigate any matter brought to its attention and may engage, at the expense of the Company, independent counsel or other advisors as it deems necessary to carry out its duties.

Director Selection Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The committee will also consider recommendations of nominees for directors by shareholders (for information relating to the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below). In addition, the committee has authority to engage a search firm to assist in the identification of director candidates, to approve the search firm fees (which are paid by the Company) and other retention terms, and to obtain advice and assistance from internal and external legal, accounting or other advisors. In selecting nominees for director, the committee considers a number of factors, including, but not limited to:

•
a candidate's ability to effectively represent the interests of the shareholders;

•
whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position) of a large company;

•
a candidate's ability to meet the suitability standards set forth in the Company's bylaws, as well as the rigorous suitability, investigations and filing requirements of the relevant regulatory agencies in each of the numerous jurisdictions where the Company operates;

•
a candidate's diversity of experience, independence from management and freedom from potential conflicts of interest with the Company;

•
a candidate's financial literacy, including whether the candidate can meet the audit committee membership standards set forth in the NASDAQ Rules and SEC rules;

•
whether a candidate is recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

•
a candidate's ability to work constructively with the Company's management and other directors; and

•
a candidate's capacity, taking into consideration the number of other boards on which the candidate serves, to dedicate sufficient time and energy to his or her board and committee duties.

During the process of considering a potential nominee, the Nominating and Corporate Governance Committee and its Company delegates generally request extensive additional information about, and conduct interviews with, the potential nominee. The information expected to be provided includes detailed financial and personal history customarily required by the Company's gaming and racing regulators. In addition, the committee will also request that the candidate submit to an investigation overseen by the Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional, highly regulated gaming and racing company.

In its recent evaluation of the Board's size and composition, the Nominating and Corporate Governance Committee elected Saul V.

Reibstein to fill the vacancy created by the retirement of Harold Cramer. Mr. Reibstein was appointed to the Board on March 21, 2018. Mr. Reibstein previously served on the Board from 2011 to 2014, when he resigned in order to serve as the Company's Executive Vice President, Chief Financial Officer and Treasurer from 2014 to 2016.

Director Nominations by Shareholders

Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation may submit director nominations to the Nominating and Corporate Governance Committee for consideration. To be timely, a shareholder's notice to the Secretary must be hand delivered to or mailed (certified or registered mail, return receipt requested) and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

To be in proper written form, a shareholder's notice must contain with respect to each nominee: (i) all information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates; (iii) a description of all relationships, agreements, arrangements and understandings between the proposed nominee and the recommending shareholder and the beneficial owner, if any; (iv) a description of all relationships between the recommended nominee and any of the Company's competitors, customers, suppliers, labor unions or other related parties; and (v) a completed and signed questionnaire, representations, consent and agreement as required by the Company's bylaws.

A shareholder's notice must also contain certain other information regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, including: (i) the name, address and telephone number of such shareholder and the name, address and telephone number of such beneficial owner, if any; (ii) the class or series and number of shares and any other securities of the Company which are owned of record by such shareholder and beneficially by such beneficial owner, and the time period such shares have been held; (iii) any material pending or threatened legal proceeding in which such shareholder or beneficial owner is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, and any direct or indirect material interest in any material contract or agreement of such shareholder or beneficial owner with the Company, any affiliate of the Company or any principal competitor of the Company; (iv) a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting; (v) a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported securities through the date of the Company's next annual meeting of shareholders; and (vi) a completed and signed questionnaire, representations, consent and agreement as required by Company's bylaws.

The notice shall be accompanied by a written consent of each recommended nominee to provide (i) all information necessary to enable the Company to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject; (ii) a multijurisdictional personal disclosure form in the form customarily submitted by officers and directors of the Company; (iii) such additional information concerning the recommended nominee as may reasonably be required by the Nominating and Corporate Governance Committee and/or Board to determine the eligibility of such recommended nominee to serve as an independent director of the Company, that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee, and to evaluate whether the recommended nominee is an unsuitable person; and (iv) a background check to confirm the qualifications and character of the recommended nominee, to evaluate whether the nominee is an unsuitable person, and to make such other determinations as the Nominating and Corporate Governance Committee or the Board may deem appropriate or necessary.

The foregoing is a brief summary of the requirements to properly nominate an individual for election to the Board. For further information regarding director nominations by shareholders, please see Article VII of the Company's bylaws.

Compensation of Directors

The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2017, each non-employee director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee, the Compensation Committee and the Compliance Committee, as applicable. On January 4, 2017, each non-employee director on such date also received an annual award of phantom stock units equal to 17,730 shares, other than Mr. Carlino, who received an annual award of phantom stock units equal to 26,596 shares in recognition of his service as Chairman of the Board. The number of phantom stock units awarded to the directors was determined based on the closing price of the Company's stock on January 3, 2017 ($14.10) in order to approximate a value of $250,000 per director (or $375,000, in the case of Mr. Carlino). Each award vests in four equal annual installments from the date of grant.

2017 Director Compensation Table

The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors during the last completed fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)

Peter M. Carlino	50,000	374,990	424,990
David A. Handler	60,000	249,993	309,993
John M. Jacquemin	60,833	249,993	310,826
Barbara Shattuck Kohn	70,000	249,993	319,993
Ronald J. Naples	60,833	249,993	310,826
Jane Scaccetti	60,000	249,993	309,993
Harold Cramer (Former Director)	53,340	249,993	303,333

(1)
The amounts listed are calculated based on the closing price on the day prior to grant date.

(2)
As of December 31, 2017, the following stock awards (in the form of phantom stock unit awards) were outstanding: 321,015, for Mr. Carlino, 45,763 for Ms. Kohn and Messrs. Handler, Jacquemin and Naples; and 40,260 for Ms. Scaccetti. Mr. Carlino's outstanding stock awards include 252,369 options that were received pursuant to an exchange transaction entered into with the Company prior to the Spin-Off.

Stock Ownership Guidelines for Directors

The Board of Directors has established stock ownership guidelines for non-employee directors of the Company to incentivize directors to maximize shareholder value. Each non-employee director is expected to own and hold shares of common stock, including restricted stock and phantom stock units, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline. As of December 31, 2017, all of the non-employee directors were in compliance with these guidelines.

PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTORS

Information about Nominees and Other Directors

The Board of Directors currently consists of eight members: Peter M. Carlino (Chairman), David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Ronald J. Naples, Saul Reibstein, Jane Scaccetti and Timothy J. Wilmott. The directors are organized into three classes, with each class elected to serve a three year term. Two Class I directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in 2021 and until their respective successors are duly elected and qualified.

Class I Nominees

The following table sets forth the name, independence status, number of other public company boards, principal occupation and term of service of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies may be voted by the holders of the proxies for a substitute nominee (unless a proxy contains instructions to the contrary).

Name of Nominee	Independence	Other Public Company Boards	Principal Occupation	Term (if elected)

David A. Handler	Yes	1	Partner, Centerview Partners	2021

John M. Jacquemin	Yes	None	President, Mooring Financial Corporation	2021

Nominee Qualifications

David A. Handler Age: 52 Director Since: 1994	Business Experience: In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is an independent financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank.
Other Publicly Company Boards: In November 2013, Mr. Handler became a director of Gaming and Leisure Properties, Inc.
Mr. Handler has considerable investment banking and capital markets experience, which includes a focus on mergers and acquisitions and other significant transactions, which complements his long-term exposure to the gaming industry. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisition and financing opportunities.

John M. Jacquemin Age: 70 Director Since: 1995	Business Experience: Mr. Jacquemin is President of Mooring Financial Corporation, a group of financial services companies founded by Mr. Jacquemin in 1982 that specializes in the purchase and administration of commercial loan portfolios.
Other Boards and Positions: None
Mr. Jacquemin has significant experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires an intimate and sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies, as well as valuation expertise. This experience brings unique perspective to the Board and is enhanced by Mr. Jacquemin's financial sophistication and financial statement expertise and long-term exposure to the gaming industry.

In addition to the qualifications of each nominee for director described above, David A. Handler and John M. Jacquemin are standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their demonstrated commitment to serve on the Board.

The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

Continuing Directors

The following table sets forth the name, independence status, number of other public company boards, principal occupation and term of service of each person who will continue as a director after the Annual Meeting.

Name	Independence	Other Public Company Boards	Principal Occupation	Term Expires

Class II Directors:

Barbara Shattuck Kohn	Yes	None	Principal, Hammond Hanlon Camp LLC	2019

Ronald J. Naples	Yes	1	Director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship	2019

Saul V. Reibstein	No	1	Former Executive Vice President, Chief Financial Officer and Treasurer of Penn National Gaming, Inc.	2019

Class III Directors:

Peter M. Carlino (Chair)	No	1	CEO of Gaming and Leisure Properties, Inc.	2020

Jane Scaccetti	Yes	1	CEO of Drucker & Scaccetti, P.C.	2020

Timothy J. Wilmott	No	None	CEO of Penn National Gaming, Inc.	2020

Continuing Directors Qualifications

Barbara Shattuck Kohn Class II Director Age: 67 Director Since: 2004	Business Experience: Ms. Shattuck Kohn is a Principal at Hammond Hanlon Camp LLC, a strategic advisory and investment banking firm. Ms. Shattuck Kohn also serves as a director of Emblem Health, one of the nation's largest nonprofit health plans. She has previously served as a director of Computer Task Group and a division of Sunlife Financial Corporation. Prior to joining Hammond Hanlon Camp LLC in 2012, Ms. Shattuck Kohn was a Managing Director of Morgan Keegan – Raymond James. Morgan Keegan & Company, Inc. was acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Shattuck Kohn co-founded in 1993. Prior to 1993, she spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982, she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck Kohn began her career as a municipal bond analyst at Standard & Poor's Corporation.
Other Public Company Boards: None
Ms. Shattuck Kohn has substantial experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company, and she was instrumental in evaluating both the preferred equity investment in the Company by Fortress Investment Group, LLC in 2008 and the Spin-Off in 2013. This financial background is ideally suited for Ms. Kohn's service on the Audit and Compensation Committees, and her reputation, integrity, judgment and proven leadership ability meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company.

Ronald J. Naples Class II Director Age: 71 Director Since: 2013	Business Experience: Mr. Naples also serves as a director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship. Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker's Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995. He also served as Chairman of the Federal Reserve Bank of Philadelphia.
Other Public Company Boards: P.H. Glatfelter Company
Mr. Naples has significant business experience as a chief executive officer and director of large, publicly traded corporations, his significant government and regulatory experience as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania and as Chairman of the Federal Reserve Bank of Philadelphia, his impressive educational background and distinguished military career as well as his reputation, integrity, judgment and proven leadership ability that meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company. In addition, Mr. Naples' military, leadership and regulated company experience is invaluable in the context of his service on the Compliance Committee.

Saul V. Reibstein Class II Director Age: 69 Director Since: 2018 (and previously a director from 2011 to 2014)	Business Experience: Mr. Reibstein served on the Company's board of directors and was chairman of the Audit Committee from June 2011 until his appointment as Senior Vice President and Chief Financial Officer in November 2013. Mr. Reibstein retired as the Company's Executive Vice President, Chief Financial Officer and Treasurer on December 31, 2016 and was employed by the Company as an executive advisor from January 1, 2017 through December 31, 2017 (as further described below). From 2004 until joining the Company as an executive, Mr. Reibstein served as a member of the senior management team of CBIZ, Inc., a New York Stock Exchange-listed professional services company, where, as Executive Managing Director, he was responsible for the management of the CBIZ New York City Financial Services office operations and the overall international activities of the Financial Services Group. Mr. Reibstein has over 40 years of public accounting experience, including 11 years serving as a partner in BDO Seidman, a national accounting services firm, where he was the partner in charge of the Philadelphia office from June 1997 to December 2001 and Regional Business Line Leader from December 2001 until September 2004. In addition, since July 2010, Mr. Reibstein has served as a member of the Board of Directors of Vishay Precision Group, Inc., a publicly traded company, where he is Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Reibstein is a licensed CPA in Pennsylvania and received a Bachelor of Business Administration from Temple University.
Other Public Company Boards: Vishay Precision Group, Inc.
Mr. Reibstein has extensive familiarity with the Company and the gaming industry, having previously served as the Company's Executive Vice President, Chief Financial Officer and Treasurer, as well as accounting, finance, risk management and strategic management expertise for both public and private companies, including gaming companies.

Peter M. Carlino Class III Director Age: 71 Director Since: 1994	Business Experience: Mr. Carlino has served as the Company's Chairman of the Board since April 1994 and served as the Company's Chief Executive Officer from 1994 until the Spin-Off on November 1, 2013. Since 1976, he has also been President of Carlino Capital Management Corp., a holding company that owns and operates Carlino family businesses and oversees its investments, in which capacity he has been active in strategic planning and operations monitoring.
Other Public Company Boards: Gaming and Leisure Properties, Inc., Chief Executive Officer and Chairman of the Board
Mr. Carlino has been the driving force behind the growth of long-term shareholder value since the Company's initial public offering in 1994 until the Spin-Off. The Company's growth and shareholder value appreciation over this period is in large part due to Mr. Carlino's vision and leadership, which has enabled the Company to identify and pursue the development opportunities and to build the management team that has been the basis of the Company's long-term growth. Moreover, as one of the largest beneficial owners of the Company's common stock, his interests are uniquely and significantly aligned with the Company's efforts to continue to grow long-term shareholder value.

Jane Scaccetti Class III Director Age: 64 Director Since: 2015	Business Experience: Ms. Scaccetti is the Chief Executive Officer of Drucker & Scaccetti, P.C., a public accounting and business advisory firm, of which she has been a principal since 1990. Ms. Scaccetti also serves as a director of Mathematica Policy Research, Inc.; trustee of Temple University; Chair of the Board of Temple University Hospital; and a trustee of Salus University. In addition, Ms. Scaccetti served as a director and audit committee chair of The Pep Boys – Manny, Moe & Jack from 2002 until 2016; and of Nutrition Management Services Company from 1992 until 2010.
Other Public Company Boards: Myers Industries, Inc.
Ms. Scaccetti brings financial expertise as a practicing CPA since 1977, as well as her management expertise as chief executive officer and as a director of other publicly traded companies. Her experience brings unique perspective to the Board and the Board is enhanced by Ms. Scaccetti's financial sophistication and expertise.

Timothy J. Wilmott Class III Director Age: 59 Director Since: 2014	Business Experience: Mr. Wilmott joined the Company in February 2008 as President and Chief Operating Officer and was named Chief Executive Officer in November 2013. Mr. Wilmott served at Harrah's Entertainment (now Caesars Entertainment Corporation) from 1987 to 2008 and was Chief Operating Officer at Harrah's for approximately four years. In this position, he oversaw the operations of all of Harrah's revenue generating businesses, including 48 casinos, 38,000 hotel rooms and 300 restaurants.
Other Public Company Boards: None
Mr. Wilmott brings his unique and valuable perspectives and experience as the Company's Chief Executive Officer and his success in leading the operations of the Company, including his commitment to diversifying its operations in a manner focused on returns while fostering its employees' commitment to deliver quality guest services across the property portfolio.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018, and the shareholders are being asked to ratify this selection. For the fiscal year ended December 31, 2016 (and going back until 2006), Ernst & Young LLP ("EY") served as our independent registered public accounting firm. Consistent with its duty to oversee the Company's independent accounting firm, the Audit Committee conducted a request for proposal process relating to the Company's independent audit firm in late 2016. After an extensive process, and a thorough analysis of the proposals received, on March 4, 2017, the Audit Committee dismissed EY as our independent registered public accounting firm and formally engaged Deloitte to be our independent registered public accounting firm for the fiscal year ending December 31, 2017. For additional information regarding the change in independent registered public accounting firm, please see "– Replacement of Independent Registered Public Accounting Firm" below.

Deloitte has served as the Company's independent registered public accounting firm since 2017. All audit and non-audit services provided by Deloitte are approved by the Audit Committee. Deloitte has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

Professional Fees

A description of aggregate fees for professional services performed by Deloitte, which served as our independent public accounting firm for fiscal 2017, and EY, which served as our independent registered public accounting firm for fiscal 2016, is as follows:

	Fiscal 2017 (Deloitte)	Fiscal 2016 (EY)

Audit Fees(1)	$3,174,116	$4,298,625

Audit-Related Fees(2)	$236,395	$40,000

Tax Fees(3)	—	$51,200

Total Fees	$3,410,511	$4,389,825

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. Audit fees also include approximately $24,310 and $89,300 of additional fees related to incremental work associated with the Company's 2017 and 2016 acquisitions, respectively.

(2)
Audit related fees in 2017 include $184,500 for due diligence costs. Audit related fees in 2016 include fees for the audit of the Company's 401(k) plan, as well as due diligence costs.

(3)
Tax fees include fees for property tax consultations.

Replacement of Independent Registered Public Accounting Firm

On March 4, 2017, the Audit Committee (i) dismissed EY as the Company's independent registered public accounting firm, and (ii) formally engaged Deloitte to be the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017. This decision was the result of a thorough request for proposal process, and the Audit Committee ultimately selected Deloitte based on, among other things, Deloitte's extensive experience in the gaming industry.

The audit reports of EY on the Company's consolidated financial statements for each of the two most recent fiscal years ended December 31, 2016 and December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2016 and 2015, and in the subsequent interim period through March 4, 2017, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures that, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their report.

As disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "2015 10-K"), management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 as a result of the following material weaknesses: (i) the Company failed to maintain effective controls and procedures over the evaluation and accounting of certain complex and non-routine transactions, including lease transactions and (ii) the Company failed to maintain effective controls and procedures over the calculation of impairment charges for goodwill and indefinite-lived intangible assets. A description of the material weaknesses is contained in Item 9A of the 2015 10-K. These material weaknesses were remediated as of December 31, 2016, and EY's report expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2016. The Audit Committee has discussed the matter described in this paragraph with EY and has authorized EY to respond fully to the inquiries of a successor accountant concerning such matter.

The Company provided EY with a copy of the foregoing disclosures and requested that EY furnish a letter addressed to the SEC stating whether it agreed with the above statements made by the Company. A copy of such letter, dated March 8, 2017, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed on March 8, 2017.

Audit Committee Pre-Approval Policy

The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2017, all of the services provided by Deloitte were approved by the Audit Committee prior to commencement of services.

The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Jane Scaccetti (Chair), John M. Jacquemin and Barbara Shattuck Kohn, all of whom are independent directors under the NASDAQ Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that complies with the NASDAQ Rules and is available at www.pngaming.com/About.

Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). In addition, the Audit Committee is involved in the selection of the lead audit engagement partner whenever a rotational change is required by applicable law or listing standards or for any other reason. The independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

The function of the Audit Committee is not intended to duplicate or attest as to the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

In this context, the Audit Committee met and held numerous discussions with management and the independent accounting firm during 2017. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by the PCAOB Accounting Standard No. 1301 Communications with Audit Committee.

The independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representations of management and the report of the independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018.

Audit Committee of the Board of Directors
Jane Scaccetti, Chair John M. Jacquemin Barbara Shattuck Kohn

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE COMPENSATION PAID TO
THE COMPANY'S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act require public companies to give their shareholders the opportunity to cast advisory votes relating to the compensation paid to the Company's named executive officers. Accordingly, we are providing shareholders the opportunity to approve, on an advisory basis, determinations made by the Compensation Committee and the Board of Directors regarding the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, and the subsequent tabular and narrative disclosure beginning on page 27 of this Proxy Statement (the "CD&A"). We currently conduct this advisory vote on an annual basis. We are requesting your nonbinding vote on the following resolution:

    "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company's proxy statement for the 2018 Annual Meeting of Shareholders."

We believe shareholders should approve of the Company's compensation program because it is appropriate in the context of industry standards and is heavily weighted towards performance-based compensation that align executive compensation with shareholder interests. As more specifically described in the CD&A, the Compensation Committee believes the compensation paid to Mr. Wilmott, the Company's Chief Executive Officer, is reasonable and appropriate in light of the Company's scale, objectives, achievements and performance.

We urge you to carefully review the CD&A so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You will find in the CD&A a detailed discussion of the Company's pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to named executive officers with respect to 2017. The Company's compensation program is fundamental to the approach we employ to attract, motivate and, most importantly, retain our named executive officers. To that end, we believe we have designed a compensation program that is strongly grounded on pay-for-performance principles, and which features a significant amount of "at risk" compensation, as described in more detail in the CD&A.

We believe that the Company's long-term stock performance, as illustrated on page 30 amply supports the compensation paid to the named executive officers. As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company's strong performance and significant achievements over both the short-term and long-term.

The Board of Directors unanimously recommends that shareholders cast their advisory vote "FOR" approval of the compensation of the named executive officers described in the Compensation Discussion and Analysis and as otherwise disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of the following Compensation Discussion and Analysis, the terms "Committee," "we" or "our" refer to the Compensation Committee of the Board.

Executive Compensation Highlights

Our compensation program:

  •
  Includes a mix of fixed and variable pay (with objective measures) designed to create sustainable long-term value for our shareholders;

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  Defers a significant portion of variable pay as equity based awards, encouraging both shareholder alignment and executive retention;

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  Includes both long-term and short-term components;

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  Focuses on "at risk" compensation, with 75% of our CEO's total compensation at risk;

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  Benchmarks compensation at the median of an appropriate industry peer group; and

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  Implements performance based vesting for a meaningful portion of equity awards for the Company's senior executives.

Key Features of our Executive Compensation Program

	What We Do		What We Don't Do

✓	Pay for Performance – Our program design and outcomes focus on "at risk" compensation to better align compensation earned with the Company's performance	☒	No Single Trigger Change in Control – We do not provide for single trigger vesting or unusual severance multiples upon a change in control in our equity plan and employment agreements

✓	Performance Awards – Our program includes equity awards with performance based vesting	☒	No Tax Gross Ups – Our employment agreements do not contain tax indemnification provisions

✓	Multiple and Objective Performance Metrics – Incentive compensation is tied to both short and long-term measures to ensure balanced incentives	☒	No Discounting or Repricing of Options – We prohibit discounting or repricing options and restrict margin lending

✓	Share Ownership Guidelines – All directors and named executive officers exceed the Company's significant stock ownership requirements	☒	No Supplemental Retirement Plans – We do not have any defined benefit pension programs or other supplemental executive retirement plans

✓	Clawback Policy – Our policy provides for the recovery of compensation in certain circumstances	☒	No Excessive Perquisites – Our executive officers have very limited perquisites

✓	Equity Awards – We have a policy to ensure the consistency of the Company's equity award process	☒	No Hedging or Pledging – Hedging and pledging of the Company's stock is prohibited

✓	Minimum Vesting – Our long-term equity plan includes a minimum vesting period for all awards	☒	No Liberal Share Counting – We prohibit "liberal share counting" under the Company's equity plans

✓	Fungible Share Ratio – Our long-term equity plans incorporate a fungible share ratio feature	☒	No Excess Dilution – We limit dilution by carefully monitoring burn rate and overhang

✓	Independent Consultant – We utilize an independent compensation consultant	☒	No Minimum Payouts – Our long-term equity plan does not include a minimum payout

✓	Appropriate Peer Set – We benchmark our compensation against appropriate industry peers	☒	Arbitrary Awards – There is very little discretion in the payout of awards

Executive Summary

2017 FINANCIAL AND OPERATING ACHIEVEMENTS

✓	Transformational Transaction – On December 17, 2017, the Company agreed to acquire Pinnacle Entertainment, Inc. ("Pinnacle"), a large regional gaming operator, in a stock/cash transaction that is expected to further expand the Company's position as the nation's leading regional gaming operator	✓	Margin Improvement Plan – The Company is implementing a new set of strategic initiatives focused on leveraging the Company's scale. These initiatives, which include both revenue and cost saving components, are expected to improve the Company's already industry-leading property level operating margins.
✓
	Increased Geographic Diversity – Following the Pinnacle transaction, the Company will operate 41 properties in 20 jurisdictions, including operations in 15 of the 30 largest metropolitan statistical areas in the United States.	✓
Operational Improvements – The Company's net revenue increased 3.74% (to $3.128 billion) during the year, as the Company experienced record fourth quarter net revenue that exceeded both guidance and consensus estimates.
✓
	Meaningful Upside – The Company expects to realize annual synergies of $100 million from the Pinnacle transaction, as well as additional upside from cross promotion of the Company's Nevada properties and other offerings.	✓
Accretive Share Repurchases – During 2017, the Company repurchased 1,264,149 shares pursuant to our share repurchase program at an average price per share of $19.60 – well below the Company's current share price.
✓
	Opportunistic Acquisition – On May 1, the Company acquired the operations of 1st Jackpot Casino (formerly known as Bally's) and Resorts Casino in Tunica in an accretive tuck-in transaction that has generated synergies with the Company's existing Mississippi operations.	✓
Leverage Reduction – During 2017, the Company completed a refinancing on favorable terms and reduced its traditional net debt to total adjusted EBITDA after Master Lease payments ratio to approximately 2.49x at December 31, 2017 from 2.95x at December 31, 2016.*

* See Reconciliations and Non-GAAP Financial Measures on page 42 of this Proxy Statement.

TRANSFORMATIONAL ACQUISITION OF PINNACLE

On December 17, 2017, as part of a transaction involving four public companies, the Company entered into an agreement to acquire Pinnacle Entertainment, Inc., a leading regional gaming operator. This transaction, which is expected to close in the second half of 2018 subject to receipt of regulatory approvals and the satisfaction of other closing conditions, provides a compelling opportunity for further growth by:

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  Enhancing the Company's position as the leading U.S. regional gaming operator;

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  Increasing our geographic diversification with highly complementary properties;

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  Providing meaningful realizable synergies to drive free cash flow accretion; and

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  Accelerating our innovative growth strategy, including cross promotion of best-in-class regional with Company's Las Vegas properties and interactive offerings.

LEADING U.S. REGIONAL GAMING OPERATOR*

*
Excludes Caesars Entertainment Corporation, Las Vegas Sands Corp., MGM Resorts International, and Wynn Resorts, Ltd. given their significant exposure to non-regional gaming markets.

POST-TRANSACTION GEOGRAPHIC SCOPE

For more information about the Pinnacle transaction, including risks relating thereto, please see the Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") on February 8, 2018. For a complete discussion of the Company's performance in 2017, please see Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

COMPANY STOCK PERFORMANCE

As a result of our strong operating performance and growth initiatives, the Company's stock price increased 127% during 2017 (from $13.79 to $31.33) and has increased 128% over the last three years. This performance has significantly exceeded our key benchmarks, including the S&P 500 Index and the weighted average return of our peer group of gaming operators.1

(1)
The peer group shown here is the same peer group used for compensation comparison purposes, as described on page 34 of this Proxy Statement.

While our stock price has outperformed our peer group, the Company's total compensation in 2017 for its top four executive officers was 28.1% below the market median for the top four executives at peer companies based on publicly disclosed information (based on 2016 pay levels).*

*
Excludes CEO pay for Red Rock Resorts, Inc. and Wynn Resorts, Ltd. due to lack of participation in long-term incentive program and aberrant pay practices, respectively. Also does not reflect a September 5, 2017 pay increase for the Chief Executive Officer of Las Vegas Sands Corp.

Furthermore, we believe that the Company's long-term stock performance strongly supports the compensation paid to the named executive officers. As highlighted in the chart below, an investment of $100 in the Company made on January 1, 2008 would have been worth $232.74 as of December 31, 2017 versus an average of $117.98 for the same investment in our peer group companies.

10 YEAR CUMULATIVE TOTAL RETURN

(1)
Total shareholder return is based on a $100 investment on January 1, 2008 in the applicable stock or index (based on the closing prices on December 31, 2007). The return is determined assuming quarterly investment of dividends and, in the case of the Company, reflects the effect of the Spin-Off as described on page 42 of this Proxy Statement.

(2)
The peer group shown here consists of the same peer group used for compensation comparison purposes, as described on page 34 of this Proxy Statement.

Key Compensation Practices

The Committee, in consultation with the Consultant, management and the full Board, routinely considers compensation practices suggested by the Company's shareholders as a result of the Company's shareholder outreach efforts, as well as those identified as "best practices" by various market constituents. With all such suggestions, we strive to incorporate into our compensation program the practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Over the last several years we have incorporated many of these practices into our compensation program, including:

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Utilizing a carefully tailored equity compensation program that considers "overhang" and "burn rate";

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Implementing a performance share program with performance based vesting for a meaningful portion of equity awards;

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Creating a pay-for-performance environment by linking incentive compensation to the achievement of objective, measurable and relevant performance metrics, with very little discretion in the payout of awards;

•
Utilizing a program with significant compensation "at risk" in which executives in positions that focus on operations are rewarded more based on operational results, while those in positions that focus on corporate strategy are rewarded more through equity grants;

•
Awards under our 2008 Long-Term Incentive Compensation Plan (the "2008 Plan") incorporate a fungible share feature;

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No block equity grants;

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No "single trigger" change in control provisions or unusual severance multiples in employment agreements or under the 2008 Plan;
•
No tax indemnification provisions (i.e., "golden parachute" gross up);

•
Minimum vesting period for 2008 Plan awards;

•
No "liberal share counting" under the 2008 Plan;

•
No discounting and repricing options;

•
Utilizing an equity award policy to ensure a consistent application of the Company's equity award process;

•
Prohibiting the Company's directors and executive officers from engaging in hedging or pledging transactions involving Company shares;

•
Significant share ownership guidelines for directors and executive officers;

•
Clawback policy with respect to executive compensation;

•
No defined benefit pension programs or other supplemental executive retirement plans for executives;

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Limited perquisites for executives; and

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Utilizing share repurchase programs (when appropriate) to capitalize on prudent stock repurchase opportunities that help offset the potential dilution from shares granted pursuant to incentive award.

We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholder.

Stock Ownership Guidelines for Senior Management

The Compensation Committee has established the following stock ownership guidelines for senior management, which are reevaluated periodically.

Position	Required Value of Shares Held
Chief Executive Officer	Five times base salary
Chief Operating Officer	Three times base salary
Chief Financial Officer	Three times base salary
General Counsel	Two times base salary

The Chief Executive Officer is authorized to set ownership requirements for other members of the senior management team as appropriate. As with the director stock ownership guidelines, the value of a senior officer's stock ownership at any time will be based on the aggregate value of common stock, restricted stock and phantom stock units held by such senior officer. Each officer is required to achieve compliance with these guidelines within five years of assuming his or her current position and, once achieved, ownership of the required amount must be maintained for as long as the individual is subject to these guidelines. As of December 31, 2017, all named executive officers were in compliance with this policy.

Shareholder Outreach and Say on Pay Vote

We received 99% support for our say on pay vote in 2017. We believe this overwhelming level of support demonstrates that our shareholders recognize our commitment to incorporating "best practices" into our compensation program, as well as our sensitivity to shareholder views on compensation. During 2017, the Company continued its long standing practice of detailed, frequent communication and discussion with shareholders, including direct dialogue with most of its top 40 shareholders regarding executive compensation and corporate governance issues.

By way of overview, the Company continues to hold quarterly conference calls in which management limits its prepared remarks in favor of creating an open forum to allow shareholders and analysts an opportunity to ask about matters of most interest to them. The Company also continues to provide financial and other disclosure beyond that which is required by the SEC on matters such as management's views on industry trends, pending legislation and quarterly and annual earnings estimates (guidance). Further, members of the Company's senior management team maintain an active schedule of participation at institutional investor conferences, shareholder meetings and management staffed tours of our facilities. We also regularly host investor and analyst meetings at our corporate offices and arrange for investors and analysts to visit our facilities (before and after they open) and meet with local management. At the Global Gaming Expo, the gaming industry's annual trade show in Las Vegas, our executives participated in a high number of investor events and conducted a large number of group meetings with analysts and investors and hosted a full day of one-on-one and group meetings with investors, shareholders, analysts and members of the media at Tropicana Las Vegas. These outreach efforts afford investors and prospective investors with constructive forums to discuss with management a wide variety of subjects important to them, including executive compensation, and provide useful feedback for management.

We believe our discussions with investors have been especially important with regard to our compensation program. For instance, based in part on our dialogue with shareholders, the Company implemented a performance share program in 2016 for the Company's top executives, which contains performance based vesting for a meaningful portion of equity awards. The Company also amended the 2008 Plan to provide for a minimum vesting period and to eliminate automatic

"single-trigger" vesting of equity following a change in control. Over the last year, we have heard positive comments from investors regarding the Company's compensation program and overall performance.

Executive Compensation Benchmarking Peer Group

We review the Company's peer group at the beginning of each year to determine whether any changes are warranted from the prior year's peer group. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from these other gaming enterprises. In addition, since gaming and racing are highly specialized and regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight and guidance to multiple gaming and racing properties in a variety of jurisdictions. Also, the Company's executive officers are required to submit to extensive investigations conducted by the state police, or an equivalent investigatory agency, of their personal and family financial records, their character and their competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to be limited, and in many cases consists mostly of individuals who are already working within the gaming industry and within our peer group. For these reasons, we have determined that the appropriate peer group for the Company consists of the most prominent companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruitment and retention purposes.

We added Eldorado Resorts, Inc. to the peer group to be used for compensation comparison purposes in 2017 following its acquisition of Isle of Capri Casinos, Inc. As a result, our peer group now consists of Boyd Gaming Corporation, Caesars Entertainment Corporation, Eldorado Resorts, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc., Red Rock Resorts, Inc. and Wynn Resorts, Ltd. (the latter two of which are used for reference purposes only).

Overview of Compensation Program

Objectives of Compensation Program

The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and advance the strategic interests of an increasingly larger and more complex entity. For context, as of December 31, 2017, the Company operated 27 facilities in seventeen jurisdictions, employed 18,808 full and part-time employees and had annual revenues of over $3 billion. In an environment where (i) the number of traditional gaming venues has grown exponentially in the U.S. and abroad over the last decade (increasing both the number of business competitors and competitors for talent, as well as reducing the potential upside from future domestic expansion), (ii) alternatives such as gaming REITs (of which there are now three) and spin-offs, as well as the continued involvement of private equity investment, are continuing to proliferate and (iii) internet gaming, social gaming, fantasy sports, e-sports and potentially sports wagering are rapidly gaining in popularity, the competition for executive talent in our industry has grown sharply. These factors are specifically contemplated in the Company's compensation objectives, which are to:

•
Align executive pay opportunities with shareholder value creation;

•
Create a pay-for-performance compensation program that will appropriately reward management for operational and strategic development success; and

•
Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in the capital markets.

Reflecting the Company's long-term success in attracting and retaining the industry's best talent, the Company has finished in the top two in each of the last two years in the gaming industry's Employer of First Choice survey conducted by the independent advisory groups, Bristol Associates and Spectrum Gaming Group.

Compensation Philosophy

To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

  The Company intends to maintain an executive compensation program designed to attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company offers a compensation and benefits program that is competitive with that of its peers and rewards the skills and expertise of its executive team. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results and improve shareholder value. Compensation received by the executives will be commensurate with the performance of the Company, prevailing market rates in the industry, and their own individual contributions by linking compensation to the achievement of objectively measured goals.

Risk Assessment

In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. As a result, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed and set annually. Annual short-term incentive pay is focused on achievement of certain specific, readily quantifiable and meaningful financial goals and is determined using multiple absolute and objective performance criteria, and in particular announced guidance pertaining to adjusted EBITDA targets (which is the key metric by which third parties value and judge the Company). The other major component of our executive officers' compensation is long-term incentives through a mix (which may vary from year to year and by level) of stock options, stock appreciation rights, performance-based restricted stock awards and phantom stock units that we believe are important to help further align executives' interests with those of our shareholders. Such grants are subject to long-term vesting schedules, and executives are subject to minimum stock ownership requirements, to help ensure that executives always have significant value tied to long-term stock price performance. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy described on page 41 of this Proxy Statement, appropriately balance payment for performance and alignment of executive compensation with shareholders without encouraging imprudent or excessive risk taking. Based on the Committee's review of the above factors, the Committee determined that the Company's compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

We have designed a compensation program that is heavily weighted towards performance-based compensation, and which utilizes several different performance metrics designed to ensure that management is appropriately incentivized across a number of different business and economic environments, while also appropriately considering each of the principal objectives of the Company's business strategy. To that end, our compensation program is strongly grounded on pay-for-performance principles. As illustrated in the chart below, for example, in 2017 the Company's target performance-based compensation (or "at risk" compensation), which includes performance-based equity awards, stock options and EBITDA-based cash bonuses, for the Company's named executives officers comprises 73% of total target compensation. Of this amount, 30% of the value at award date of long term incentive awards awarded to such officers in 2017 were performance shares that are subject to performance based vesting only upon the achievement of annual performance goals and a three year holding period. Beginning in 2018, the value as of the award date for equity awards in the form of performance shares was increased to 50%.

Target 2017
Named Executive Officers Compensation

The principal elements of the compensation program are described below. Please see "Analysis of 2017 Compensation" starting on page 39 for a discussion of the specific actions taken with respect to executive compensation for fiscal year 2017. For a detailed description of the Committee's role and responsibilities, as well as the retention and use of the Consultant, please see "Compensation Committee" beginning on page 11 of this Proxy Statement.

Base Salary.    The base salary of our executive officers as a group is benchmarked against the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We benchmark against the median in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall reasonableness of an executive's pay package.

Annual Short-Term Incentive.    The annual target short-term incentive compensation of our executive officers as a group is benchmarked against the 50th percentile (median) of annual short-term incentive compensation of comparable executives within the Company's gaming peer group. The Company's annual short-term incentive plan is designed to motivate the executive officers and other members of management to achieve the Company's carefully crafted short-term operational objectives. To ensure that such executives are appropriately incentivized to maximize earnings for the Company, our annual short-term incentive plan in 2017 provided for the payment of incentive compensation based upon the Company's achievement of its adjusted EBITDA goal for the year of $393.114 million (after lease payments), which was consistent with our financial guidance provided to investors. The Committee believes that an annual incentive program that relies on adjusted EBITDA focuses our executives on the achievement of annual objectives that will most tangibly contribute to both short and longer-term shareholder gains.

The term adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring or unforeseen events. In order to provide a clear reconciliation to generally accepted accounting principles ("GAAP"), we have consistently based our adjusted EBITDA calculation on the Company's income from operations excluding charges for stock compensation, debt extinguishment and financing charges, depreciation, amortization, gain or loss on disposal of assets and other non-recurring events, such as impairment charges, and inclusive of gain or loss from the Company's joint ventures with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas.

We measure our annual short-term incentive plan based on adjusted EBITDA because it is an objective and quantifiable measurement for the Company's financial performance, as well as for comparing the Company's performance to others within the industry, as EBITDA is the most commonly used performance metric in gaming. Quite simply, it is both the most well established way to gauge a gaming company's value over time and provides the most relevant snapshot of the Company's performance relative to its peers. In addition, adjusted EBITDA growth has been shown to lead to an increase in the Company's trading multiple and, consequently, its long-term stock performance.

Each quarter, the Company publicly discloses its adjusted EBITDA in connection with its quarterly announcement of earnings, and provides a reconciliation of adjusted EBITDA to net income (GAAP) and income from operations (GAAP) to adjusted EBITDA in connection with each such announcement. In addition, for transparency with investors, the Company provides a quarterly reconciliation of actual adjusted EBITDA to the Company's stated guidance targets. From time to time we make adjustments to the publicly reported adjusted EBITDA results for purposes of adjusted EBITDA used to determine the annual short-term incentive compensation in accordance with the terms of the 2008 Plan. These adjustments are made in connection with unanticipated, one time and non-recurring events. We also include rent payments associated with our Master Lease agreement with Gaming and Leisure Properties, Inc. ("GLPI") in adjusted EBITDA for purposes of our annual short-term incentive compensation program. We have elected to use adjusted EBITDA as part of the annual short-term incentive plan calculation again in 2018.

The target bonus is payable when the Company meets or exceeds its adjusted EBITDA goal for a given year, subject to any adjustments permitted under the 2008 Plan to account for certain extraordinary or unforeseen events ("Target EBITDA"). The Company must achieve at least a "threshold" amount of adjusted EBITDA (currently set at 85% of Target EBITDA) in order for executives to receive any portion of the annual short-term incentive bonus. In order for the Company's executives to receive the maximum amount of annual short-term incentive bonus the Company must achieve a "stretch" amount of adjusted EBITDA (currently set at 115% of Target EBITDA). In order to help manage potential payouts, annual short-term incentive opportunities are capped at the maximum bonus levels for such executive, regardless of the extent to which performance exceeds targeted levels. In addition, the amount of bonus for each executive is subject to reduction in the event that such executive does not achieve certain pre-approved and measurable individual goals for the year. We have typically elected to pay this award in cash, although we have discretion to pay this award in cash, equity or any combination of cash and equity. We set the ranges of bonuses payable to each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group.

Equity Compensation.    We believe that the award of equity compensation is a critical component of the Company's executive compensation program because equity compensation directly and tangibly ties executive compensation to management's ability to increase shareholder value. Our experience has shown us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's principles of "pay for performance" so that an appropriate portion of each executive's compensation package will align with the creation of shareholder value. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, in an industry that is growing in scope and complexity, we believe that equity compensation is a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success, as well as for incentivizing them to explore creative approaches to unlock shareholder value, such as the Spin-Off or our new business lines, and the Pinnacle transaction.

Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2008 Plan, awards to employees are administered by the Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (typically four years, with a minimum vesting period of one year) before all of their awards are vested and may be settled. The 2008 Plan does not provide for automatic vesting of equity following a change in control. In addition, the 2008 Plan does not permit the exercise price of outstanding stock options or stock appreciation rights to be reduced nor does it permit the grant of discounted stock options or stock appreciation rights. Finally, the 2008 Plan includes a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.44 shares for purposes of counting the shares available for issuance under the 2008 Plan, provided that awards settled only in cash are not counted against the shares available under the 2008 Plan.

In addition, in February 2016, the Committee adopted a Performance Share Program (the "Performance Share Program") under the 2008 Plan, which contains performance based vesting for a meaningful portion of equity awards, with each grant not fully vesting until the third anniversary of the grant date. The Performance Share

Program was adopted to provide key executives with equity-based compensation tied directly to Company performance to further align their interests with those of shareholders, and to provide compensation only if the designated performance goal is met for the applicable performance period. The Company's named executive officers and other key executives are eligible to participate in the Performance Share Program.

Under the Performance Share Program, the Committee will establish annual performance share awards for each eligible participant. The awards will be denominated at target as performance shares of the Company's common stock equal to a determined percentage of the participant's base salary in effect at the date of grant. Each award will have a three-year award period consisting of three one-year performance periods and a three-year service period. Currently, the performance goal for each performance period will be an EBITDA goal established for each one-year performance period. Consequently, the number of performance shares credited to the participant's account for each one year performance period (which will be restricted shares once credited) will increase or decrease from the target award depending on the EBITDA goal actually achieved. For example, if at least 85% of the EBITDA goal is not achieved, no performance shares will be credited for the performance period, and if at least 115% of the EBITDA goal is achieved, an amount equal to 150% of the target performance shares will be credited for that performance period. Following the end of each performance period, the Committee will determine the level of EBITDA achieved and credit, to each participant's account, the number of performance shares for such period. All credited performance shares remain subject to forfeiture during the full three-year service period, subject to lapse of such forfeiture restrictions earlier in the event of death or disability, or a change in control of the Company.

The Committee considered various performance metrics for the Performance Share Program and ultimately selected an EBITDA-based goal because (i) many of the Company's peer gaming companies operate in different markets than the Company, and relative stock performance between the Company and its peers may be skewed by differences in local, regional or international market conditions, as well as external factors such as M&A activity, and (ii) EBITDA is the key metric by which third parties value the Company and, as a result, is the most direct way to incentivize management to enhance shareholder value. Further, because the Company's EBITDA targets may vary significantly from year-to-year due to mergers and acquisitions, new development projects, macro-economic events, regulatory events and changes in the competitive landscape, the Committee determined that a one-year performance period was appropriate. Nevertheless, because grants under the program do not fully vest until the third anniversary of the grant date, and performance shares are earned in the form of restricted stock, the Committee determined that the Performance Share Program incentivizes the long-term growth of shareholder value.

Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective nonqualified deferred compensation plan (the "Deferred Compensation Plan") for executives. Pursuant to the plan, the Company provides a matching contribution on an executive's deferrals to the plan of up to 5% of the executive's base salary and annual bonus. All amounts credited to an executive's account are invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets; however, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 50 of this Proxy Statement.

Benefits and Perquisites.    We offer a standard set of benefits to all of our employees, including medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by us. We believe that executives should be offered some limited additional benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive and industry practices among the Company's peer group, and, in certain circumstances, may address a particular reasonable issue or concern of an executive. Consistent with these objectives, the Company also provides certain executive officers with discrete supplemental benefits and perquisites. The description and value of such supplemental benefits and perquisites in 2017 can be found on page 35 of this Proxy Statement.

Analysis of 2017 Compensation

Base Salary

Each year, we review the base salary of each executive officer against the base salaries of similarly positioned executives in the Company's peer group. In doing so, we compare the base salary information contained in our peer group's most recently available proxy statements with comparable data for the Company's executive officers. For instance, in 2017, our review indicated that the target total compensation of Mr. Wilmott, as Chief Executive Officer, was at the 18th percentile relative to similarly positioned executives (Chief Executive Officers) in the Company's peer group (based on information in the peer group companies' 2016 proxy statements). Mr. Wilmott's total target pay for 2017 was approximately 15% below the peer CEO total, and the total compensation of each of the Company's named executive officers (the "Named Executive Officers") was meaningfully below the median of similarly positioned executives in the Company's peer group.

For 2017, in order to better align with the benchmark median pay levels among our peers, we deemed it appropriate to increase the base salary of our Chief Operating Officer by 11% following his promotion to President, our Chief Financial Officer by 23.89% and our other Named Executive Officers by 3%, in each case following an analysis of their performance and compensation relative to similarly positioned executives in the Company's peer group. The 3% increase represents the same increase generally received by the Company's corporate staff and is consistent with national compensation trends across all industries. The following table indicates the base compensation of each named executive officer for 2017:

Executive	2017 Base Salary

Chief Executive Officer	$1,545,000

President and Chief Operating Officer	$1,000,000

EVP, Chief Financial Officer	$700,000

EVP, General Counsel and Secretary	$540,750

Annual Short-Term Incentive

In 2017, the Company achieved adjusted EBITDA for purposes of the 2008 Plan of $424.257 million, which is 107.92% of the adjusted EBITDA target of $393.114 million. This adjusted EBITDA reflects adjustments from the Company's publicly announced adjusted EBITDA to include the impact of rent payments made to GLPI under the Master Lease and certain non-recurring and unusual events as permitted by the terms of the 2008 Plan (such as the impact of cash-settled awards and one-time expenses relating to the Pinnacle transaction). This resulted in our executive officers earning approximately 78% of the maximum payout under the annual bonus incentive plan. The following table indicates the target bonus and actual amount paid to each Named Executive Officer for the annual short-term incentive for the year 2017:

Executive	2017 Bonus Target	2017 Actual Bonus

Chief Executive Officer	$2,317,500	$2,725,490

President and Chief Operating Officer	$981,750	$1,241,000

EVP, Chief Financial Officer	$595,000	$752,122

EVP, General Counsel and Secretary	$405,563	$519,800

Equity Compensation

In 2017, we made annual equity compensation grants to our executive officers, which were based on a percentage of each such executive's base salary. In determining the amount of such grants, the Committee considered the extent to which the grant would reward such officers for increasing shareholder value and such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. The Committee also considered the size of the grant in relation to the diluted shares outstanding, the Company's recent and long-term performance and the Company's total long-term incentive and target pay positioning relative to the Company's peers.

A portion of equity grants in 2017 (70% of value at award date) were in the form of options, and all such options granted in 2017 vest at the rate of 25% per year, subject to the executive's continued employment. The remainder of the equity grants (30% of value at award date) were in the form of equity with performance-based vesting conditions, with each grant subject to a three year vesting period and only to the extent certain performance hurdles have been achieved. Beginning in 2018, the value as of the award date for equity awards in the form of performance shares was increased to 50%. The Committee believes this allocation strikes an appropriate balance between incentivizing short term objectives (through performance shares) and long-term shareholder performance (through options and the restricted stock issued upon achievement of performance share objectives). The following table indicates the equity grants made to each of the Named Executive Officers in 2017 as part of our regular annual long-term incentive program:

Executive	2017 Option Awards	2017 Performance Shares

Chief Executive Officer	487,162	65,744

President and Chief Operating Officer	219,223	29,585

EVP, Chief Financial Officer	148,986	20,106

EVP, General Counsel and Secretary	85,253	11,505

During 2017, the Company achieved 126.41% of the performance target for both the first tranche of performance shares awarded in 2017 and the second tranche of performance shares awarded in 2016. As a result, the following shares of restricted stock were earned and credited to our Named Executive Officers under our Performance Share Program, all of which remain subject to forfeiture for three years following the grant date.

Executive	Restricted Stock Earned from 2017 Performance Shares	Restricted Stock Earned from 2016 Performance Shares

Chief Executive Officer	27,702	29,465

President and Chief Operating Officer	12,466	13,260

EVP, Chief Financial Officer	8,472	5,549

EVP, General Counsel and Secretary	4,848	5,157

Other Compensation Policies

Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies prohibiting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.

Compensation Clawback Policy.    As a highly regulated, multi-jurisdictional gaming and racing company, the Company has maintained a long standing commitment to ensure that its executive officers adhere to the highest professional and ethical standards. Accordingly, the Company has adopted a policy pursuant to which misconduct by any executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation. In the event of a restatement, in light of the highly regulated nature of the Company's business, the Committee has the authority to pursue an appropriate remedy, based on the facts and circumstances surrounding the restatement and existing laws. The Committee will amend the Company's clawback policy to the extent required by any changes in law.

Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. The Company generally will be entitled to take tax deductions related to performance-based compensation outside of the $1 million limit under Code Section 162(m) where such amounts are payable under contracts in effect prior to November 2, 2017 for which there are no material modifications. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

Timing of Option Grants.    In December 2015, the Company adopted an Equity Based

Award Policy, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the second trading day of the calendar year. From time to time, annual grants may be made on a later date in the year as a result of the timing of the determination of the awards or other factors. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Exchange Act of 1934, as amended (the "Exchange Act"), grants made by us upon commencement of employment or promotions are made on the day employment commences or the promotion is effective. All option grants, whether granted on the first trading day of the calendar year or later in the year, are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

Reconciliations and Non-GAAP Financial Measures

Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For a discussion of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income see the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues for the applicable period.

Effect of the Spin-Off on Share Price and Compensation

In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. In addition, as contemplated prior to the Spin-Off, in February 2014, GLPI made a one-time cash and stock dividend to its shareholders relating to its earnings and profits purge (the "Purge") made in connection with its election to be taxed as a real estate investment trust. As a result of these two events, as noted throughout the Proxy Statement, the Company's stock prices have been adjusted, where appropriate, using a constant adjustment factor to reflect the effect of the Spin-Off and the Purge. In addition to the adjusted values reflected in this Proxy Statement, shareholders of the Company who have retained their GLPI stock have been receiving recurring quarterly dividends from GLPI.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the "Compensation Discussion and Analysis") with the management of the Company. In addition, as discussed on page 11 of this Proxy Statement, the Committee retained the services of Exequity LLP as its independent compensation consultant in order to receive independent expert advice on executive compensation matters and guidance with respect to compensation best practices, among other things. The compensation actions taken in 2017 and described in this Compensation Discussion and Analysis were taken in consultation with, and were supported by, the Consultant. Based on the review and discussions described above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee of the Board of Directors
Barbara Shattuck Kohn, Chair David A. Handler John M. Jacquemin

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2017:

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	6,990,704(1)	12.32(2)	1,437,484(3)

(1)
Includes 342,972 shares issuable in connection with performance-based restricted stock awards granted under the 2008 Plan assuming the target award is met. The actual award payouts can range from zero to 150 percent of the original grant. Up to 514,458 shares may be issued in connection with performance-based restricted stock awards if the maximum performance goal is achieved in each performance period.

(2)
The outstanding performance-based restricted stock awards are not included in this calculation.

(3)
The 2008 Plan provides that, while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.44 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the limit in the 2008 Plan.

COMPENSATION TABLES

Summary Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2017, 2016 and 2015 by the Company's Chief Executive Officer, and the Company's three other most highly compensated individuals serving as executive officers during 2017 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Timothy J. Wilmott	2017	1,544,135	646,718	2,160,813	2,725,490	104,667	7,181,823
Chief Executive Officer	2016	1,496,731	300,000	2,082,960	2,181,429	102,197	6,163,316
	2015	1,335,144	-	2,576,371	2,165,575	105,132	6,182,222
Jay A. Snowden	2017	979,828	291,034	972,362	1,241,002	97,334	3,581,560
President and Chief Operating	2016	897,642	135,006	937,332	858,857	96,436	2,925,272
Officer	2015	774,383	-	1,120,722	925,074	74,120	2,894,299
William J. Fair	2017	700,000	158,616	660,829	752,122	56,575	2,328,142
Executive Vice President, Chief Financial	2016	564,231	56,499	392,292	323,503	55,636	1,392,160
Officer	2015	534,058	-	515,272	442,488	41,376	1,533,194
Carl Sottosanti	2017	540,447	113,170	378,141	512,660	47,452	1,591,870
Executive Vice President,	2016	524,231	52,510	364,519	300,600	48,517	1,290,377
General Counsel and Secretary	2015	490,770	-	356,442	340,100	40,232	1,227,544

(1)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718") for restricted stock awards and phantom stock unit awards. Included in Stock Awards for 2017 and 2016 are performance shares granted on February 17, 2017 and February 9, 2016, respectively, in connection with the performance share program. Assumptions used in the calculation of these amounts are described in footnote 14 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For performance shares granted in 2017, the grant date fair value assuming that the maximum level of performance will be achieved is $970,083 for Mr. Wilmott, $436,550 for Mr. Snowden, $237,923 for Mr. Fair and $169,770 for Mr. Sottosanti.

(2)
The amounts reflect the full grant date fair value calculated in accordance with ASC 718 for stock option awards. Assumptions used in the calculation of these amounts are described in footnote 3 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(3)
The amounts reflect cash payments for 2017, 2016 and 2015 pursuant to the internal measure portion of the Company's annual short-term incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established adjusted EBITDA goals. Based on the Company's adjusted EBITDA performance for 2017, the executives received the target payout plus 52.8% of the difference between target and stretch payout for the annual short-term incentive bonus. Based on the Company's adjusted EBITDA performance for 2016, the executives received 98.63% of the target payout for the annual short-term incentive bonus. Based on the Company's adjusted EBITDA performance for 2015, the executives received the target payout plus 86.4% of the difference between target and stretch payout for the annual short-term incentive bonus. For more information on the Company's annual short-term incentive plan, see the discussion beginning on page 36 of this Proxy Statement.

(4)
See All Other Compensation Table below for more information.

All Other Compensation

The following table describes each component of the All Other Compensation column of the Summary Compensation Table for the Named Executive Officers:

Name	Year	Company Contributions to Deferred Compensation Plan ($)(1)	Company Contributions to 401(k) ($) (2)	Company- Paid Insurance Premiums ($)(3)	Total ($)

Timothy J. Wilmott	2017	77,207	5,400	22,060	104,667
	2016	74,837	5,300	22,060	102,197
	2015	66,757	5,300	33,075	105,132
Jay A. Snowden	2017	91,934	5,400	-	97,334
	2016	91,136	5,300	-	96,436
	2015	68,820	5,300	-	74,120
William J. Fair	2017	51,175	5,400	-	56,575
	2016	50,336	5,300	-	55,636
	2015	41,376	-	-	41,376
Carl Sottosanti	2017	42,052	5,400	-	47,452
	2016	43,217	5,300	-	48,517
	2015	34,932	5,300	-	40,232

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the executive's 401(k) savings accounts.

(3)
This column reports life insurance policy premiums and other insurance premiums paid by the Company on behalf of the executive.

2017 Grants of Plan Based Awards

The following table sets forth certain information regarding grants of plan based awards relating to 2017 for the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Option Awards (#)	Exercise Price of Option Awards ($)/sh	Grant Date Fair Value of Stock and Option Awards (1)

Tim Wilmott (2)	-	1,545,000	2,317,500	3,090,000	-	-	-	-	-	-
Tim Wilmott (3)	1/4/2017	-	-	-	-	-	-	487,162	14.10	2,160,813
Tim Wilmott (4)	2/17/2017	-	-	-	22,613	45,225	67,838	-	-	646,718
Jay A. Snowden (2)	-	490,875	981,750	1,472,625	-	-	-	-	-	-
Jay A. Snowden (3)	1/4/2017	-	-	-	-	-	-	219,222	14.10	972,362
Jay A. Snowden (4)	2/17/2017	-	-	-	10,176	20,352	30,528	-	-	291,034
William J. Fair (2)	-	297,500	595,000	892,500	-	-	-	-	-	-
William J. Fair (3)	1/4/2017	-	-	-	-	-	-	148,986	14.10	660,829
William J. Fair (4)	2/17/2017	-	-	-	5,546	11,092	16,638	-	-	158,616
Carl Sottosanti (2)	-	202,781	405,563	608,344	-	-	-	-	-	-
Carl Sottosanti (3)	1/4/2017	-	-	-	-	-	-	85,253	14.10	378,141
Carl Sottosanti (4)	2/17/2017	-	-	-	3,958	7,914	11,872	-	-	113,170

(1)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company expenses in its financial statements over the award's vesting period. Assumptions used in the calculation of the amounts for stock option awards and performance share awards are included in footnote 3 and footnote 14, respectively, to the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
As discussed in the "Compensation Discussion and Analysis" section above, the following cash bonuses were awarded: (i) for Mr. Wilmott, $ 2,725,490; (ii) for Mr. Snowden, $1,241,002; (iii) for Mr. Fair, $752,122 and (iv) for Mr. Sottosanti, $512,660.

(3)
Option awards represent stock options granted to the executives as part of their annual equity incentive compensation and vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary.

(4)
Equity incentive awards represent restricted stock awards granted on February 17, 2017 in connection with the Company's performance share program. The aggregate target number of performance awards each having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 65,744 for Mr. Wilmott; (ii) 29,585 for Mr. Snowden; (iii) 20,106 for Mr. Fair and (iv) 11,505 for Mr. Sottosanti. The performance goal for each performance period will be an adjusted EBITDA goal established for each one-year performance period. As of December 31, 2017, only one performance period goal had been established for 2017 grants and two performance goals had been established for 2016 grants, therefore only one-third or two-thirds, of the awards, respectively, have been granted as reflected in the table above.

Outstanding 2017 Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards outstanding as of December 31, 2017 for the Named Executive Officers:

Outstanding Equity Awards (PENN):

	Option Awards					Stock Awards

Number of Securities Underlying Unexercised Options:

Name	Exercisable (#)	Unexercisable (#) (1)	Option Exercise Price ($)		Option Expiration Date	Stock Award Grant Date		Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($) (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3)

Timothy J. Wilmott	186,612	—	6.96		7/8/2018	02/24/14	(2)	15,592	488,497	—	—
	200,000	—	8.88		1/3/2019	02/09/16		51,709	1,620,043	23,310	730,302
	37,879	12,626	11.61	(4)	2/24/2021	02/17/17		27,702	867,904	43,829	1,373,163
	340,909	113,636	11.61		2/24/2021
	269,916	269,916	13.19		1/6/2022
	131,910	395,728	12.87		2/9/2023
	—	487,162	14.10		1/4/2024
Jay A. Snowden	16,478	5,492	11.61	(4)	2/24/2021	02/24/14	(2)	15,592	488,497	—	—
	148,296	49,431	11.61		2/24/2021	02/09/16		23,270	729,049	10,490	328,652
	117,414	117,413	13.19		1/6/2022	02/17/17		12,466	390,560	19,723	617,922
	59,360	178,077	12.87		2/9/2023
	—	219,222	14.10		1/4/2024
William J. Fair	7,576	2,525	11.61	(4)	2/24/2021	02/09/16		9,738	305,092	4,390	137,539
	68,182	22,727	11.61		2/24/2021	02/17/17		8,472	265,428	13,404	419,947
	53,983	53,983	13.19		1/6/2022
	24,843	74,529	12.87		2/9/2023
	—	148,986	14.10		1/4/2024
Carl Sottosanti	16,653	—	6.96		07/08/18	02/24/14	(2)	1,008	31,581	—	—
	20,000	—	8.88		01/03/19	02/09/16		9,050	283,537	4,079	127,795
	4,830	1,609	11.61	(4)	02/24/21	02/17/17		4,848	151,888	7,670	240,301
	43,467	14,488	11.61		02/24/21
	37,343	37,343	13.19		01/06/22
	23,085	69,252	12.87		02/09/23
	—	85,253	14.10		01/04/24

Outstanding Equity Awards (GLPI):

Option Awards

Number of Securities Underlying Unexercised Options:

Name	Exercisable (#)	Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date

Timothy J. Wilmott	246,617	—	17.34	07/08/18
	264,310	—	22.09	1/3/2019
Carl Sottosanti	26,431	—	22.09	1/3/2019

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, options vest immediately. Prior to March 29, 2017, upon the occurrence of a change in control, stock options, phantom stock units awards and stock appreciation right awards automatically accelerated, and the restrictions on restricted stock lapsed, in each case without the requirement of a termination of employment. The Company recently amended its long-term incentive compensation plan to eliminate this automatic vesting of equity following a change in control for awards granted after March 29, 2017.

(2)
Represents phantom stock unit awards. All awards granted are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on phantom stock unit awards lapse immediately. Prior to March 29, 2017, upon the occurrence of a change in control, stock options, phantom stock units awards and stock appreciation right awards automatically accelerated, and the restrictions on restricted stock lapsed, in each case without the requirement of a termination of employment. The Company recently amended its long-term incentive compensation plan to eliminate this automatic vesting of equity following a change in control for awards granted after March 29, 2017.

(3)
Calculated based on the closing price of $31.33 for the Company's common stock on December 29, 2017, which was the last trading day of 2017.

(4)
Represents cash settled stock appreciation rights. These stock appreciation rights vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the stock appreciation rights vest immediately.

(5)
These amounts represent the target number of performance shares for the performance periods ending December 31, 2018 and December 31, 2019. The final number of shares earned, if any, will be based on performance against EBITDA goals established for such periods.

2017 Option Exercises and Stock Vested

The following table sets forth information concerning options exercised, restricted stock awards vested and phantom stock units awards vested during fiscal 2017 for the Named Executive Officers.

Exercises and vesting of awards (PENN):

	Option Awards		Stock Awards		Phantom Stock Unit Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy J. Wilmott	200,000	3,088,991	10,000	158,200	139,696	2,704,711
Jay A. Snowden	160,000	2,380,025	2,000	31,640	40,217	787,598
William J. Fair	—	—	—	—	28,735	589,068
Carl Sottosanti	20,000	276,240	1,000	15,820	30,335	611,587

Exercises and vesting of awards (GLPI):

	Option Awards		Stock Awards		Phantom Stock Unit Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Timothy J. Wilmott	264,310	4,432,479	12,572	409,721	11,519	462,488
Jay A. Snowden	—	—	2,514	81,931	2,668	107,120
William J. Fair	—	—	—	—	—	—
Carl Sottosanti	48,439	953,399	1,257	40,966	744	29,872

(1)
Values realized upon vesting of phantom stock unit awards include cash payments for dividend equivalents.

2017 Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Timothy J.Wilmott	308,827	77,207	758,105	(1,804)	5,348,342
Jay A. Snowden	183,868	91,934	140,679	(2,138)	1,334,160
William J. Fair	102,350	51,175	71,963	(1,447)	580,483
Carl Sottosanti	99,135	42,052	279,704	(985)	1,774,238

(1)
For each executive, the executive's contribution is included in the executive's salary and/or non-equity executive compensation for 2017, as reported in the Summary Compensation Table.

(2)
For each executive, the Company's contribution is included in the executive's other compensation for 2017, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2017. No amounts are reported in the Summary Compensation Table because the earnings were not above market or preferential.

(4)
The amount of each executive's aggregate balance at fiscal year-end that was reported as compensation in the Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)

Timothy J. Wilmott	374,183
Jay A. Snowden	273,408
William Fair	151,008
Carl Sottosanti	146,655

Penn National Gaming, Inc. Deferred Compensation Plan

Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the plan (the "Retirement Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum annual deferrable amount is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement or a change in control of the Company, as defined in the Deferred Compensation Plan. The Retirement Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability.

Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years. For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement.

Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Retirement Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Retirement Committee. Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

The following tables describe and quantify the compensation that would become payable in the event of a termination of a Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown are estimates of amounts that would be paid to the Named Executive Officers assuming that such termination or change in control was effective as of December 31, 2017, and thus include amounts earned through such time and are based (where applicable) on the closing price of the applicable common stock on such date ($31.33 for the Company and $37.00 for GLPI). The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or change in control. For a description of the severance and change in control provisions giving rise to the payments set forth below, see pages 53 through 55 of this Proxy Statement.

Post-Employment Payments—Timothy J. Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($)	Termination upon Disability ($)	Change in Control ($) (1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	–	6,770,189	–	6,770,189	6,770,189	–	7,725,000
Benefit Continuation (3)	–	56,334	–	56,334	56,334	–	56,334
Restricted Shares (4)	–	–	–	2,976,444	2,976,444	2,976,444	2,976,444
Unvested Stock Options (6)	–	–	–	23,085,103	23,085,103	23,085,103	23,085,103
Vested Stock Options (5)	32,628,121	32,628,121	9,396,225	32,628,121	32,628,121	32,628,121	32,628,121
Vested Deferred Compensation Balance (7)	5,348,342	5,348,342	5,348,342	5,348,342	5,348,342	5,348,342	5,348,342

Total	$37,976,463	$44,802,986	$14,744,567	$70,864,533	$70,864,533	$64,038,010	$ 71,819,344

Post-Employment Payments—Jay A. Snowden

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($) (9)	Termination upon Disability ($)	Change in Control ($) (1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	–	3,574,894	–	3,574,894	3,574,894	–	4,000,000
Benefit Continuation (3)	–	31,201	–	31,201	31,201	–	31,201
Restricted Shares (4)	–	–	–	1,232,804	1,232,804	1,232,804	1,232,804
Unvested Stock Options (6)	–	–	–	10,277,450	10,277,450	10,277,450	10,277,450
Vested Stock Options (5)	6,475,019	6,475,019	–	6,475,019	6,475,019	6,475,019	6,475,019
Vested Deferred Compensation Balance (7)	1,334,160	1,334,160	1,334,160	1,334,160	1,334,160	1,334,160	1,334,160

Total	$7,809,179	$11,415,274	$1,334,160	$22,925,528	$22,925,528	$19,319,433	$ 23,350,634

Post-Employment Payments—William J. Fair

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($)	Termination upon Disability ($)	Change in Control ($) (1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	–	2,206,719	–	2,206,719	2,206,719	–	2,590,000
Benefit Continuation (3)	–	25,771	–	25,771	25,771	–	25,771
Restricted Shares (4)	–	–	–	570,519	570,519	570,519	570,519
Unvested Stock Options (6)	–	–	–	5,420,055	5,420,055	5,420,055	5,420,055
Vested Stock Options (5)	2,931,801	2,931,801	–	2,931,801	2,931,801	2,931,801	2,931,801
Vested Deferred Compensation Balance (7)	541,746	541,746	541,746	580,483	580,483	580,483	580,483

Total	$3,473,547	$5,706,037	$541,746	$11,735,348	$11,735,348	$9,502,858	$ 12,118,629

Post-Employment Payments—Carl Sottosanti

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($)	Termination upon Disability ($)	Change in Control ($) (1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	–	1,421,070	–	1,421,070	1,421,070	–	1,892,625
Benefit Continuation (3)	–	26,010	–	26,010	26,010	–	26,010
Restricted Shares (4)	–	–	–	467,005	467,005	467,005	467,005
Unvested Stock Options (6)	–	–	–	3,742,136	3,742,136	3,742,136	3,742,136
Vested Stock Options (5)	3,304,888	3,304,888	405,834	3,304,888	3,304,888	3,304,888	3,304,888
Vested Deferred Compensation Balance (7)	1,774,238	1,774,238	1,774,238	1,774,238	1,774,238	1,774,238	1,774,238

Total	$5,079,126	$6,526,206	$2,180,072	$10,735,347	$10,735,347	$9,288,267	$ 11,206,902

(1)
Prior to March 29, 2017, upon the occurrence of a change in control, stock options, phantom stock units awards and stock appreciation right awards automatically accelerated, and the restrictions on restricted stock lapsed, in each case without the requirement of a termination of employment. The Company recently amended its long-term incentive compensation plan to eliminate this automatic vesting of equity following a change in control for awards granted after March 29, 2017.

(2)
The basis for the cash severance benefit upon a termination following a change in control is the base salary for 2017 plus the target cash bonus earned for 2017.

(3)
Represents employer cost of medical and dental coverage.

(4)
Restricted stock and phantom stock unit award values were computed based on the closing price of the applicable common stock on December 29, 2017 ($31.33 for the Company and $37.00 for GLPI), which was the last trading day of 2017.

(5)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of the applicable common stock on December 29, 2017 ($31.33 for the Company and $37.00 for GLPI). Vested stock options issued under the 2008 Plan are cancelled when an executive is terminated for cause by the Company. However, vested options granted under the Company's prior long-term incentive plan (which is effective for awards prior to 2008) are generally not cancelled upon a termination for cause.

(6)
Restrictions on unvested options lapse upon death, disability or a change in control.

(7)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service. However, vesting is accelerated upon death, change in control or, at the option of the committee administering the 2008 Plan, disability.

Employment Agreements

The Company has entered into severance or employment agreements with all of its key executive officers, including Messrs. Wilmott, Snowden, Fair and Sottosanti. None of these agreements contain single trigger change in control or tax indemnification provisions. The Company determined to enter into these agreements in recognition of the continuing need to attract and retain experienced, proven executives (particularly in light of the increased competition for talent in its industry) and to protect the Company from certain competitive risk. The Committee plans to continue to evaluate whether and in what form to utilize severance or employment agreements in the future. For key employees with whom the Company does not seek to have severance or employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Summary of Key Terms

Term.    The term of each severance agreement is no longer than three years, with an expiration date of June 12, 2018 (in the case of Mr. Wilmott), June 12, 2019 (in the case of Mr. Snowden), December 31, 2019 (in the case of Mr. Fair) and December 13, 2018 (in the case of Mr. Sottosanti). The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship, and the terms are intentionally staggered to provide stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

Termination and Restrictive Covenants.    The Company offers certain additional payments to its Named Executive Officers if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made. All payments are subject to forfeiture and/or clawback in the event that the executive breaches any term of the restrictive covenants.

Each severance or employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection with regards to its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate a facility, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information. The Board selected the time periods for which each executive is bound by these restrictive covenants based on its determination about the extent to which such individual's tenure and knowledge of the Company could be used to adversely impact the Company's strategic plans, intellectual property or human capital. If an executive violates any of these provisions, in addition to any other legal or equitable remedies available to the Company, the executive must repay to the Company all amounts paid upon termination, forfeit any amounts then still payable in connection with such termination and, as set forth in the applicable compensation plans, forfeit all outstanding equity awards (regardless of whether such awards had vested before or after termination).

The additional payments following termination consist of a cash payment equal to (i) either eighteen (18) months, in the case of Mr. Sottosanti, or twenty four (24) months, in the case of each other Named Executive Officer (the "Severance Period"), of the executive's base salary as of such date, paid in accordance with the Company's regular payroll procedures, plus (ii) 1.5 multiplied by the average of the last two full years' bonuses paid to such executive based on the actual performance of the Company for the calendar year in which the termination occurred, paid at the time such bonuses are paid to similarly situated employees. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants. In addition, the Company will reimburse the executive for the full cost of purchasing COBRA health insurance coverage during the Severance Period. For Mr. Wilmott, the Company will provide medical benefits substantially similar to the coverage being offered at the time to its executives until the earlier of (i) the third anniversary of his separation from service and (ii) the date on which he accepts employment with another entity, and thereafter will make such medical benefits available to Mr. Wilmott at his sole expense.

Change in Control.    The Company has eliminated "single trigger" change in control provisions from its severance and employment agreements. In the event of a termination by the Company without cause or the Named Executive Officer resigns for good reason within 12 months (or 24 months in the case of Mr. Wilmott) following a change in control, each Named Executive Officer is entitled to receive a cash payment equal to two times the sum of (i) his base salary and (ii) the amount of his targeted bonus compensation, each at a rate in effect at the time of the change of control or the termination date, whichever is greater. To the extent that an executive receives a change in control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.

Tax Indemnity.    The Company has eliminated tax indemnification provisions from its severance and employment agreements. These tax indemnity provisions were intended to provide the executive with protection if a change in control or termination payment results in a parachute excise tax.

Each of the Named Executive Officer's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 11 and 36 of this Proxy Statement. The employment agreements for each Named Executive Officer are incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018.

For purposes of the potential termination and change in control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

              "Change in Control" – a "change in control" is defined as the occurrence of one or more of the following events: (i) a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; (ii) the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; (iii) the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50%

of the Company's outstanding shares, (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction and (c) at least a majority of the directors are continuing directors; or (iv) any time continuing directors do not constitute a majority of the Board.

              "Good Reason" – an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased, (d) such officer's office is relocated greater than 50 miles from such officer's then current office or (e) such officer's employment agreement is materially breached by the Company.

              "Cause" – the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment or severance agreement or any material Company policy, (d) misappropriates corporate funds as determined in good faith by the Audit Committee of the Board, (e) is determined by the Company to have willfully and continuously failed to perform his or her duties with the Company or (f) is determined by the Company to have willfully engaged in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.

CEO Pay Ratio

We calculated our CEO Pay Ratio, or the ratio of the pay of our Chief Executive Officer to that of our median employee, as permitted under SEC rules. We identified our median employee using payroll compensation consistent with what is reported on each employee's W-2, Box 1 as of October 31, 2017 for all individuals, excluding our Chief Executive Officer, who were employed by us on such date. We measured total annual compensation based on the 26 bi-weekly pay periods between November 1, 2016 and October 31, 2017. We did not make any assumptions or estimates with respect to total annual compensation. We selected the median employee from that group for purposes of preparing the ratio of Chief Executive Officer pay to median employee pay. We then calculated the compensation for our median employee based upon the same components of compensation used to determine our Chief Executive Officer's pay for purposes of Summary Compensation Table disclosure. Our Chief Executive Officer's total annual compensation for 2017 was $7,181,823 as disclosed in the Summary Compensation Table above. Our median employee's total annual compensation was $28,584. Based upon the calculation of compensation for both our Chief Executive Officer and our median employee, the ratio of Chief Executive Officer pay to median employee pay is 251:1. We believe that the CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. Based on information publicly available as of the date of this proxy statement, we believe our ratio is below the ratios of similarly situated industry peers.

PROPOSAL NO. 4

APPROVAL OF PENN NATIONAL GAMING, INC. 2018 LONG TERM
INCENTIVE COMPENSATION PLAN

We are asking shareholders to approve the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan (the "2018 Plan").

The Company currently awards equity compensation under the terms of the Penn National Gaming, Inc. 2008 Long Term Incentive Plan (the "2008 Plan"). On March 21, 2018 the Board of Directors approved, subject to shareholder approval, the 2018 Plan, under which 12,700,000 shares of the Company's common stock will be reserved for issuance. The 2018 Plan will not become effective until it is approved by the Company's shareholders and will expire on the tenth anniversary of the effective date. If shareholders approve this proposal, the 2008 Plan will remain in place until all of the awards granted thereunder have been paid or expired. However, upon shareholder approval of the 2018 Plan, any shares remaining available for issuance under the 2008 Plan (anticipated to be approximately 200,000) will no longer be available for issuance. All future equity awards will be made pursuant to the 2018 Plan.

As described in detail in the Compensation Disclosure and Analysis beginning on page 27 of this Proxy Statement, we believe that the award of equity compensation is a critical component of the Company's compensation program. Our equity compensation program has encouraged strong shareholder alignment and has been an integral component in the substantial increase in shareholder value generated by the Company over the last decade. This is illustrated by the total shareholder return table on page 31 of this Proxy Statement.

In particular, we believe it is essential to approve the 2018 Plan to ensure that we have sufficient equity compensation available to attract, develop and retain the executive talent that we will need to (a) manage an increasingly large and complex enterprise that has grown significantly in recent years (particularly in light of the proposed acquisition of Pinnacle); (b) develop and oversee current projects, including two newly awarded Category 4 casino licenses in Pennsylvania, margin improvement initiatives, integration of Pinnacle and new lines of business; (c) encourage our management to seek out and create new development or acquisition opportunities; and (d) actively manage the facilities we operate in numerous jurisdictions. These awards will assist us in incentivizing management and rewarding strong performance as we face numerous and significant operational challenges, ever increasing competition and intense regulatory oversight. We believe it is essential to encourage management to prudently maximize free cash flow from existing facilities and seek new development projects and future acquisitions as a means to generating substantial long-term shareholder value. Our ability to attract and retain the necessary executive talent to achieve the most attractive returns for shareholders may be adversely affected without the availability of appropriate equity compensation.

The Company has a strong record of using equity compensation prudently, as evidenced by last year's 99% Say on Pay approval as well as our "overhang" and "burn rate" statistics. Overhang is a measure of the dilution to which the Company's shareholders are exposed due to the possibility that future equity compensation will be awarded to employees of the Company, and it is calculated based on the total equity awards outstanding divided by the total number of shares of common stock outstanding. The Company's overhang in 2017 was approximately 9.11%, which represents a reduction of approximately 20% from 2016 and 38% from 2015. Burn rate is a measurement of how quickly the Company is granting equity to employees and is calculated based on the number of awards granted divided by the weighted average shares of common stock outstanding. The Company's burn rate in 2017 was 2.12%, and the average three-year burn rate (from 2015 to 2017) is 2.24%, which is far below the applicable 5.55% category burn rate benchmark established by Institutional Shareholder Services (ISS).

Furthermore, the Company has prospectively addressed concerns shareholders may have about dilution through its share repurchase program, announced on February 3, 2017, which authorized the purchase of up to $100 million shares over a two year period. During 2017, the Company repurchased 1,264,149 shares at an average price per share of $19.60, which is significantly below our current share price. This program is anticipated to help offset the dilutive impact of the options and other equity awards that have been and may be granted under the 2018 Plan, and the Company will continue to consider repurchase plans as warranted by market conditions.

In addition, the 2018 Plan was designed to protect shareholder interests and promote shareholder value by incorporating, among other things, the following:

•
a minimum vesting period and vesting schedules to encourage employees to focus on the long-term success of the Company;

•
a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value stock award, as an award of 2.30 shares for purposes of counting the shares available for issuance under the 2018 Plan;

•
stock options or stock appreciation rights are issued with an exercise price equal to at least 100% of the fair market value of a share of common stock on the date of grant, and the term of each stock option or stock appreciation right may not exceed ten years from the date of grant;

•
prohibitions on discounting and repricing options, (except in connection with a corporate transaction involving the Company including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), and a prohibition on amending the terms of any award to reduce the exercise price of outstanding stock options or stock appreciation rights and on cancelling outstanding stock options or stock appreciation rights with exercise prices that are below the then-current fair market value of the applicable stock option or stock appreciation right in exchange for cash or other awards without shareholder approval;

•
prohibitions on the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares;

•
no automatic vesting of equity following a change in control; and

•
prohibitions on "liberal sharing counting."

Accordingly, in this Proposal, shareholders are being asked to approve the 2018 Plan, thereby permitting the Board and the Compensation Committee to continue to use performance-based equity compensation as a key component of the Company's overall compensation program. The closing share price of the Company's common stock on March 31, 2018 was $26.26.

Description of the 2018 Plan

The following is a summary of the provisions of the 2018 Plan. The 2018 Plan in its entirety is attached hereto as Appendix A of this proxy statement.

General.    The 2018 Plan permits the Company to issue stock options (incentive and/or non-qualified), stock appreciation rights, restricted stock, phantom stock units and other equity and cash awards to employees. Non-employee directors are eligible to receive all such awards, other than incentive stock options.

Purpose.    The purpose of the 2018 Plan is threefold:

•
To advance the interests of the Company and its shareholders by providing a means by which the Company and its participating subsidiaries and affiliates can motivate selected key employees (including officers and directors who are employees) to direct their efforts to those activities that will contribute materially to the Company's success;

•
To link remunerative benefits paid to employees who have substantial responsibility for the successful operation, administration and management of the Company and/or its subsidiaries and affiliates with the enhancement of shareholder value; and

•
To enable the Company to attract and retain in its service highly qualified persons (including non-employee directors) for the successful conduct of its business.

Eligibility.    Officers, non-employee directors and other employees of the Company and its subsidiaries will be eligible to receive awards under the 2018 Plan. At December 31, 2017, the Company had approximately 18,580 eligible employees.

Number of Shares Available for Issuance.    Following approval of this proposal, the aggregate number of shares of common stock that may be issued under the 2018 Plan shall not exceed 12,700,000. Shares issued under the 2018 Plan that are subsequently forfeited back to the Company before becoming fully vested will be available for future grants under the 2018 Plan. In addition, if an award under the 2018 Plan pursuant to which shares of the Company's common stock are issuable is forfeited, expires or terminates, then the shares underlying such award will be available for future issuance under the 2018 Plan. Awards of stock options and stock appreciation rights will be counted against the 12,700,000 limit as one share of common stock for each share granted. However, each share awarded in the form of restricted stock, phantom stock units or any other full value stock award will be counted as issuing 2.30 shares of common stock for purposes of determining the number of shares available for issuance under the 2018 Plan. The Compensation Committee will adjust the aggregate 12,700,000 share limit if it determines that a dividend, recapitalization, stock split, merger, consolidation or other similar corporate transaction or event equitably requires an adjustment. In connection with the Spin-Off, the Company exchanged options and restricted stock of the Company held by Mr. Carlino for options and restricted stock of GLPI. The options and restricted stock of the Company cancelled in such exchanges are not available for reissuance under the 2018 Plan. In addition, on February 6, 2018, the Company established the terms of the 2018 Performance Share Program and granted performance shares under the 2018 Plan subject to shareholder approval.

Amount of Cash Awards Available for Issuance.    The amount of cash awards granted to any individual in any calendar year may not, in each case, represent more than $6,000,000.

Types of Awards.    The 2018 Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, phantom stock units and other equity-based awards. Rights to awards may be contingent on the continued employment or service as a non-employee director. In addition, the Compensation Committee may establish performance goals in connection with the grant of awards under the 2018 Plan based on one or more of the following: free cash flow, EBITDA, sales, revenue, revenue growth, income, operating income, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit, margin rate, gross margins, debt leverage (debt to capital), market capitalization, total enterprise value (market capitalization plus debt), total shareholder return and stock price, which may be applied to the Company as a whole or a business unit or related company, and may be measured either annually or cumulatively over a period of years on an absolute basis or relative to a pre-established target, to a previous year's results or to a designated comparison group.

Administration.    The 2018 Plan shall be administered by or under the direction of the Compensation Committee. Except for matters required by the terms of the 2018 Plan to be decided by the Board or the CEO, the Compensation Committee shall have full power and authority to interpret and construe the 2018 Plan, to prescribe, amend and rescind rules, regulations, policies and practices, to impose such conditions and restrictions on awards as it deems appropriate and to make all other determinations necessary or desirable in connection with the administration of, or the performance of its responsibilities under, the 2018 Plan.

Limitation on Non-Employee Director Compensation    The aggregate value of cash compensation and grant date fair market value of shares that may be paid or granted during any calendar year of the Company to any non-employee director shall not exceed $750,000. By approving the 2018 Plan, shareholders would be approving the grant of awards under the 2018 Plan (which may be amended from time to time) to current non-employee directors and such other persons each of whom may be appointed as a non-employee director of the Company from time to time.

Amendment and Termination.    The Compensation Committee may at any time amend or modify the 2018 Plan in any or all respects, except that any such amendment or modification may not adversely affect the rights of any holder of an award previously granted under the 2018 Plan unless such holder consents. The Compensation Committee may terminate the 2018 Plan at any time.

Dividends.    No dividends may be paid to a plan participant with respect to an award prior to the vesting of such award. An award may provide for dividends or dividend equivalents to accrue on behalf of a participant as of each dividend payment date during the period between the date the award is granted and the date the award is exercised, vested, expired, credited or paid, and to be converted to vested cash or shares at the same time and subject to the same vesting conditions that apply to the shares to which such dividends or dividend equivalents relate.

Adjustments.    The Compensation Committee shall make certain adjustments to the 2018 Plan and to the outstanding awards under the 2018 Plan in the event that the Compensation Committee determines any dividend or other distribution (whether in the form of cash, shares of Common Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock, other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), or otherwise affects the shares of Common Stock. In the event of such a change, appropriate adjustments will be made to:

•
the number and type of shares of Common Stock or other securities which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in the 2018 Plan;

•
the number and type of shares of Common Stock or other securities subject to outstanding awards under the 2018 Plan;

•
the grant, purchase, SAR Base Amount or Option Price with respect to any award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and

•
other value determinations applicable to outstanding awards.

Any such adjustments to the outstanding awards will generally be effected in a manner as to preclude the enlargement or dilution of rights and benefits under such awards. However, in no event will fractions of an ordinary share be issued and the Compensation Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down as appropriate.

New Plan Benefits

On February 6, 2018, the Company established the terms of the 2018 Performance Share Program and granted performance shares under the 2018 Plan, subject to shareholder approval, as set forth in the following table.

Name and Title	Dollar Value ($)(1)	Target Number of Shares(2)

Timothy J. Wilmott Chief Executive Officer	795,678	26,558

Jay A. Snowden President and Chief Operating Officer	348,345	11,627

William J. Fair Executive Vice President, Chief Financial Officer	192,283	6,418

Carl Sottosanti Executive Vice President, General Counsel and Secretary	160,016	5,341

Executive Officers Group	1,496,322	49,944

Non-Executive Director Group	—	—

Non-Executive Officer Employee Group	478,461	15,970

(1)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company expenses in its financial statements over the award's vesting period. Assumptions used in the calculation of the amounts for performance share awards are included in footnote 3 and footnote 14, respectively, to the Company's audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
The aggregate target number of performance shares awarded on February 6, 2018, for the executive officers each having a three year award period consisting of three one year performance periods and a three year service period were: 79,674 to Mr. Wilmott; 34,880 to Mr. Snowden; 19,252 to Mr. Fair; and 16,021 to Mr. Sottosanti. The aggregate target number of performance shares awarded on February 6, 2018, for the executive officers group and non-executive officer employee group each having a three year award period consisting of three one year performance periods and a three year service period were 149,827 and 47,900, respectively. The performance goal for each performance period will be an adjusted EBITDA goal established for each one-year performance period. As of April 25, 2018, only the first performance period (January 1, 2018 – December 31, 2018) goal had been established for 2018 grants, therefore only one-third of the aggregate target number of awards have been granted as reflected in the table above.

Background and Determination of Share Amounts under 2018 Plan

Subject to approval by our shareholders, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the 2018 Plan with a reserve of 12,700,000 shares of common stock. We believe that the number of shares requested to be reserved for issuance under the 2018 Plan is in the best interests of the Company because of the continuing need to provide equity awards that are competitive in the market for talent and to give recognition to the contributions made or to be made by non-employee directors to the success of the Company. As of March 31, 2018, we had approximately 200,000 shares of common stock issued and outstanding.

In determining the appropriate share amount for inclusion in the 2018 Plan, the Compensation Committee reviewed an analysis, which took into account burn rate, dilution and overhang metrics, as well as peer group market practices and trends, and the cost of the 2018 Plan. The analysis, which is based on generally accepted evaluation methodologies used by proxy advisory firms, concluded that the number of shares under the 2018 Plan is within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

The Company is committed to maintaining a responsible share burn rate. For the Company to be successful in its business, we need to provide equity awards that are competitive in the market for talent that is capable of enabling the Company's to succeed in its business objectives, and to give recognition to the contributions made or to be made by non-employee directors to the success of the Company. This competitive need is balanced by the Compensation Committee's and Board's careful management of the equity awards and share usage under our equity plans.

U.S. Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to the Company and the directors, officers and employees participating in the 2018 Plan. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. In addition, the following discussion does not purport to describe state or local income tax consequences in the United States. The following general description does not constitute tax advice and should not be relied upon as such. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the 2018 Plan.

Nonqualified Stock Options.    A participant will generally not recognize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant. Upon exercise of a nonqualified stock option, the participant generally will realize ordinary income in an amount equal to the excess of the fair market value of the ordinary shares on the date of exercise over the exercise price. The participant's tax basis in the shares received will be equal to the exercise price plus the amount recognized as ordinary income. Upon a subsequent sale of such shares, the participant will recognize capital gain or loss. The Company will generally be entitled to a deduction equal to the amount included in the participant's ordinary income in the year in which such amount is recognized by the participant, except to the extent the deduction is limited by Section 162(m) of the Code.

Incentive Stock Options.    No taxable income is recognized by a participant at the time of grant of an incentive stock option, and no taxable income is generally recognized at the time the option is exercised. (However, the excess of the fair market value of the Common Stock received upon exercise over the option exercise price is an item of tax preference income which may be subject to the alternative minimum tax.) Instead, the participant will recognize taxable income in the year in which the acquired shares are sold or otherwise disposed of. If the sale or other disposition is made after the participant has held the shares for more than two years after the option grant date and more than one year after the date on which the shares are transferred to the participant (referred to as a "qualifying disposition") pursuant to the option's exercise, any gain or loss, generally measured by the difference between the amount realized on the sale of shares and the option exercise price, will be treated as long-term capital gain or loss. However, if either of these two holding period requirements is not satisfied (referred to as a "disqualifying disposition"), then upon the disqualifying disposition, the participant generally recognizes ordinary income in the amount of the lesser of (i) the difference between the fair market value of the shares at the time of the option's exercise and the option's exercise price, or (ii) the difference between the amount realized on the sale and the option's exercise price. Any ordinary income recognized is added to the participant's basis for purposes of determining any additional gain on the sale and any such additional gain will be capital gain. If the participant makes a disqualifying disposition of the acquired shares, the Company may be entitled to a deduction from its U.S. taxable income for the taxable year in which such disposition occurs, equal to the amount of ordinary income the participant recognizes except as limited by Section 162(m) of the Code. In no other instance will we be allowed a deduction with respect to the participant's disposition of the acquired shares.

Share Appreciation Rights.    The grant of a share appreciation right will generally not create any tax consequences for the participant or the Company. Upon the exercise of a share appreciation right, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the ordinary shares received from the exercise. The participant's tax basis in any ordinary shares received upon the exercise of the share appreciation right will be equal to the ordinary income recognized with respect to the shares. Upon disposition of the shares, the participant will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares. Upon the exercise of a share appreciation right, the Company generally will be entitled to a deduction in the amount of the compensation income recognized by the participant except as limited by Section 162(m) of the Code.

Phantom Stock Units and Performance Share Awards.    In general, a participant will not recognize income with respect to phantom stock unit awards or performance share awards until there is a settlement of the award. On that date, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the ordinary shares received. The participant's tax basis in any shares received is the amount included in his or her income, and the participant's holding period in the shares commences on the day after receipt of the shares. Upon disposition of the shares, the participant will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares. The Company will generally be entitled to a deduction equal to the amount included in the participant's ordinary income in the year in which such amount is recognized by the participant, except to the extent the deduction is limited by Section 162(m) of the Code.

Compliance with Section 409A of the Internal Revenue Code.    To the extent applicable, it is intended that the 2018 Plan and any grants made under the 2018 Plan will comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2018 Plan and any grants made under the 2018 Plan will be administered and interpreted in a manner consistent with this intent.

Section 162(m) of the Code

Deductibility of Compensation.    Compensation deemed paid by the Company under the 2018 Plan to covered employees, including the following, is subject to the $1 million deduction limit under Section 162(m) (see discussion below): disqualifying dispositions of incentive stock option shares, exercises of nonqualified stock options and stock appreciation rights, and compensation paid by the Company in connection with restricted stock, phantom stock units and other cash and equity based awards.

Section 162(m) of the Code.    Prior to 2018, the definition of a covered employee under Code Section 162(m)(3) was the CEO of a Company and its three most highly compensated officers, excluding the CEO and the CFO, as of the close of the taxable year. Additionally, an executive's status as a "covered employee" did not apply in years where the executive did not meet the aforementioned definition of a covered employee. Prior to 2018, performance-based compensation was not subject to the $1 million deduction limit for covered employees under Code Section 162(m)(4)(C).

In 2017, the Tax Cuts and Jobs Act ("H.R. 1") was passed by Congress, and signed into law by President Donald J. Trump, which enacted some significant changes to Code Section 162(m). H.R.1 changed the definition of covered employee to include the following:

•
the principal executive officer (PEO) of the corporation (or an individual acting in such capacity) at any time during the tax year;

•
the principal financial officer (PFO) of the corporation (or an individual acting in such capacity) at any time during the tax year;

•
the three highest compensated officers for the tax year (other than the PEO or the PFO); or

•
a covered employee of the corporation (or any predecessor) for any prior tax year beginning on or after January 1, 2017.

H.R.1 also eliminated the performance-based compensation exception to the deduction limit under Code Section 162(m)(4)(C). However, H.R.1 does allow the Company to continue to deduct performance-based compensation outside of the $1 million limit under Code Section 162(m) where such amounts are payable under contracts in effect prior to November 2, 2017 for which there are no material modifications. This includes outstanding awards granted before November 2, 2017 under the Company's 2008 Plan. The Company intends to continue to administer outstanding 2008 Plan Awards in compliance with the grandfathered regulatory requirements of the performance-based compensation currently outstanding exception under Section 162(m). It is anticipated that the 2008 Plan Awards granted before November 2, 2017 will continue to be deductible, irrespective of the $1 million deduction limit under Section 162(m), as long as there are no material modifications to those awards. No awards issued under the 2018 Plan will be eligible for the deduction for performance-based compensation in excess of $1 million.

Summary of the Proposal

Approval of this proposal will approve the 2018 Plan. A full text of the 2018 Plan is attached as Appendix A to this Proxy Statement.

The Board of Directors unanimously recommends that the shareholders vote "FOR" the proposal to approve the Company's 2018 Long Term Incentive Compensation Plan.

SECURITY OWNERSHIP OF PRINCIPAL
SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of March 31, 2018 by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director and director nominee, each Named Executive Officer and all of the executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2018 are deemed outstanding for purposes of computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of March 31, 2018 (91,655,290 shares).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class

Peter M. Carlino (1)(2)	6,120,261	6.67%

David E. Carlino (1)	5,774,602	6.30%

Richard J. Carlino (1)	5,679,392	6.20%

Carlino Family Trust (1)	5,288,987	5.77%

David A. Handler	120,000	*

John M. Jacquemin	133,595	*

Barbara Shattuck Kohn (3)	41,164	*

Ronald J. Naples	1,000	*

Saul V. Reibstein (2)(4)	203,971	*

Jane Scaccetti	12,475	*

Timothy J. Wilmott (2)	2,195,013	2.40%

Jay A. Snowden (2)	631,350	*

William J. Fair (2)	291,128	*

Carl Sottosanti (2)	260,381	*

All executive officers and directors as a group (11 persons)(2)	10,010,188	10.56%

BlackRock, Inc. (5)	8,923,513	9.74%

The Vanguard Group, Inc. (6)	8,565,510	9.35%

FMR LLC (7)	8,189,439	8.94%

Baron Capital Group, Inc. (8)	5,278,621	5.76%

*
Less than 1%.

(1)
The number of shares shown in the table includes (i) 5,288,987 shares of the Company's common stock owned by an irrevocable trust (the "Carlino Family Trust") for the benefit of Peter D. Carlino (who passed away in November 2013) and Peter D. Carlino's children, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and (ii) 365,212 shares owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and Peter D. Carlino's children. Peter M. Carlino, David E. Carlino and Richard J. Carlino have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and for all matters for the Residuary Trust. The Carlino Family Trust has pledged an aggregate of 1 million shares as security for loans to the trust and for the benefit of the trust beneficiaries. None of the shares held directly by Mr. Carlino are pledged.

(2)
The number of shares in the table includes shares that may be acquired upon the exercise of outstanding options, as follows: Mr. Carlino (from his previous role as CEO of the Company), 168,246; Mr. Reibstein (from his previous role as CFO of the Company), 184,873; Mr. Wilmott, 1,682,146 shares; Mr. Snowden, 569,343 shares; Mr. Fair, 268,918; Mr. Sottosanti, 224,545; and all executive officers and directors as a group, 3,098,071 shares.

(3)
The number of shares in the table includes 2,000 shares owned by Ms. Shattuck Kohn's spouse, as to which shares Ms. Shattuck Kohn disclaims beneficial ownership.

(4)
The number of shares in the table includes 150 shares owned by Mr. Reibstein's spouse, as to which shares Mr. Reibstein disclaims beneficial ownership.

(5)
Based on its Schedule 13G/A filed with the SEC on January 23, 2018, the number of shares in the table includes shares beneficially owned as of December 31, 2017 by BlackRock, Inc. and its affiliates, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Based on its Schedule 13G/A filed with the SEC on February 9, 2017, the number of shares in the table includes shares beneficially owned as of December 31, 2017 by The Vanguard Group, Inc. and its affiliates, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Based on its Schedule 13G filed with the SEC on February 13, 2018, the number of shares in the table includes shares beneficially owned as of December 31, 2017 by FMR LLC and its affiliates, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, FMR Co., Inc. and Strategic Advisers, Inc. The address of FMR, LLC is 24 Summer Street, Boston, MA 02210.

(8)
Based on its Schedule 13G/A filed with the SEC on February 14, 2018, the number of shares in the table includes shares beneficially owned as of December 31, 2017 by Baron Capital Group, Inc. and its affiliates, BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

TRANSACTIONS WITH RELATED PERSONS

The Company currently leases executive office buildings in Wyomissing, Pennsylvania from an entity controlled by its Chairman of the Board of Directors. Rent expense for the years ended December 31, 2017, 2016 and 2015 amounted to $1.2 million for each such year. The leases for the office space all expire in May 2019 and August 2024. The future minimum lease commitments relating to these leases at December 31, 2017 are $4.5 million.

Eric Schippers, the Senior Vice President of Public Affairs & Government Relations of the Company, is the son in law of our Chairman. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2017, Mr. Schippers received a salary of $419,947, a bonus of $265,421 and an award of 49,656 options and an award of 6,701 performance based restricted stock awards.

Mr. Reibstein, who served as a director on our Board from 2011 to 2013, as our Executive Vice President, Chief Financial Officer and Treasurer from 2013 until his retirement on December 31, 2016, and as an Executive Advisor to the Chief Executive Officer and Chief Financial Officer from January 1, 2017 to December 31, 2017, was elected to our Board on March 21, 2018. In his capacity as Executive Advisor, Mr. Reibstein provided a variety of transition services to the Company. During the year ended December 31, 2017, Mr. Reibstein received cash compensation of $875,243 for his services as Executive Advisor.

Review and Approval of Transactions with Related Persons

Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. The Company's Code of Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders, based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

Currently, the policy to review related party transactions is evidenced in the Audit Committee charter, the Company's Code of Conduct and the Company's Corporate Governance Guidelines, and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

During 2017, the members of the Company's Compensation Committee were Ms. Shattuck Kohn and Messrs. Handler, Jacquemin and Naples and, for the period ending June 14, 2017, Harold Cramer. No member of the Company's Compensation Committee has served as one of the Company's officers or employees at any time. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the Annual Meeting?

The Board of Directors has set the close of business on April 19, 2018 as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 91,805,084 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date for the Annual Meeting.

Do shareholders have cumulative voting rights with respect to the election of directors?

No, shareholders do not have cumulative voting rights with respect to the election of directors.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

What am I voting on and what votes are required?

Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required

Proposal 1	Election of Class I Directors	The two nominees for director receiving the highest number of votes cast will be elected

Proposal 2	Ratification of selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2018 fiscal year	Majority of votes cast

Proposal 3	Advisory vote to approve the compensation paid to the Company's Named Executive Officers	Majority of votes cast

Proposal 4	Approval of the Company's 2018 Long Term Incentive Compensation Plan	Majority of votes cast

For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore do not have an impact once a quorum is present.

Will any other matter be voted on?

As of the date of this Proxy Statement, we know of no matter that will be presented for consideration at the Annual Meeting other than those matters described in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of the shareholders, the appointed proxies may use their discretion to vote on any such matters.

What is the difference between holding shares of record and as a beneficial owner?

If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust ("Continental"), you are considered a "shareholder of record." If you are a shareholder of record, the Notice or proxy materials were sent to you directly by the Company, and you may vote by any of the methods described below under "How do I vote?".

If your shares are registered in the name of a broker, bank, or other nominee on your behalf (referred to as being held in "street name"), you are considered a "beneficial owner" of shares held in street name, and the broker, bank, or other nominee forwarded the Notice and, if you requested them, the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee holding your shares how to vote and you are also invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record (i.e., your broker or other nominee).

How do I vote?

SHAREHOLDERS OF RECORD (shares registered on the books of the Company via Continental)	VOTING METHOD	BENEFICIAL OWNERS (shares held through your bank or brokerage account)

www.proxyvote.com (you will need the Control Number from the Notice or proxy card you received)	Internet	www.proxyvote.com (you will need the Control Number from the Notice or voter instruction form you received)

1-800-690-6903 (you will need the Control Number from the Notice or proxy card you received)	Telephone	1-800-690-6903 (you will need the Control Number from the Notice or voter instruction form you received)

Sign, date and return your proxy card	Mail	Sign, date and return your voter instruction form

Complete a written ballot at the Annual Meeting	In Person	Obtain a legal proxy from your broker, bank, or other nominee and complete a written ballot at the Annual Meeting

If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern time on June 12, 2018.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors, and the persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors (i.e. FOR each of the nominees in Proposal 1 and FOR Proposals 2, 3 and 4). If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described below.

What are broker non-votes?

A broker non vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on "routine" proposals. On "non routine" proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so called "broker non votes." Proposal 2, the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non routine proposals unless you give voting instructions to such nominee.

May I change my vote?

You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name by a broker, bank, or other nominee, you must contact that nominee to change your vote.

May I attend the meeting?

All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the Annual Meeting. Shareholders who plan to attend the meeting may be required to present valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker's statement showing that you beneficially owned shares of the Company on the Record Date, or a legal proxy from your broker, bank, or other nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). Shareholders of record will be verified against an official list that will be available at the meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2017 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for

the 2018 Annual Meeting (the "Notice"), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of shareholders.

Who will bear the costs of this solicitation and how will proxies be solicited?

The Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $15,000, plus reimbursement for out-of-pocket expenses. The Company will bear the cost of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the Internet.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How can I communicate with the Board?

Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

OTHER MATTERS

The Company is mailing to all shareholders of record as of the close of business on April 19, 2018 a copy of its Annual Report for the year ended December 31, 2017 and a proxy card together with this Proxy Statement, or the Notice containing instructions on how to access this Proxy Statement and the Annual Report and how to vote online. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers and directors complied with all filing requirements applicable to them during 2017, with the exception of Mr. Naples, who filed one late Form 4. To the Company's knowledge, there were no holders of greater than 10% of its common stock during 2017.

Advance Notice Provision

Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 nor more than 150 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, proposals with respect to the 2019 annual meeting must be delivered between January 14, 2019 and February 13, 2019. These requirements are separate from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2019 may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than December 26, 2018. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the 2018 Annual Report for the year ended December 31, 2017 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

By order of the Board of Directors

Carl Sottosanti
April 25, 2018	Executive Vice President, General Counsel and Secretary

APPENDIX A

PENN NATIONAL GAMING, INC.

2018 LONG TERM INCENTIVE
COMPENSATION PLAN

A-i

A-ii

A-iii

PENN NATIONAL GAMING, INC.
2018 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE I
PURPOSE

              The 2018 Long Term Incentive Compensation Plan is intended to advance the interests of Penn National Gaming, Inc., a Pennsylvania corporation, and its shareholders by providing a means by which the Company and its subsidiaries and affiliates shall be able to motivate directors and selected key employees (including officers) to direct their efforts to those activities that will contribute materially to the Company's success. The Plan is also intended to serve the best interests of the shareholders by linking remunerative benefits paid to employees who have substantial responsibility for the successful operation, administration and management of the Company and/or its subsidiaries and affiliates with the enhancement of shareholder value while such key employees increase their proprietary interest in the Company. Finally, the Plan is intended to enable the Company to attract and retain in its service highly qualified persons for the successful conduct of its business.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

              Section 2.1          Definitions

              The following words and phrases when used in the Plan with an initial capital letter, unless their context clearly indicates to the contrary, shall have the respective meanings set forth below in this Section 2.1:

              Act.    The Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time.

              Award.    A grant of one of the following under the Plan: "Stock Option Award," "Stock Appreciation Right Award," "Restricted Stock Award," "Phantom Stock Unit Award," and "Other Award," all as further defined herein.

              Award Agreement.    The written instrument delivered by the Company to a Grantee evidencing an Award, and setting forth such terms and conditions of the Award as may be deemed appropriate by the Grantor. The Award Agreement shall be in a form approved by the Grantor, and once executed, shall be amended from time to time to include such additional or amended terms and conditions as the Grantor may specify after the execution in the exercise of his or its, as the case may be, powers under the Plan.

              Beneficiary.    Any individual, estate or trust who or which by designation of the a Holder pursuant to Section 12.3 or operation of law succeeds to the rights and obligations of the Holder under the Plan and one or more Award Agreements.

              Board.    The Board of Directors of the Company, as it may be constituted from time to time.

              Cause.    Fraud, embezzlement, theft or dishonesty against the Company, conviction of a felony, willful misconduct, being found unsuitable by a regulatory authority having jurisdiction over the Company, willful and wrongful disclosure of confidential information, engagement in competition with the Company and any other conduct defined as cause in any agreement between a Grantee and the Company or any Subsidiary, in each case during employment with the Company and all Subsidiaries or service as a Director, as the case may be.

              CEO.    The Chief Executive Officer of the Company or his designee(s).

    Change of Control.

              (a)         With respect to Awards that are not "deferred compensation" under Section 409A of the Code, any of the following events shall constitute a Change of Control for purposes of this Plan:

                  (i)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company (the "Outstanding Company Shares") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (ii) below; or

                  (ii)         approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

                  (iii)        consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a "Corporate Transaction"), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

                  (iv)        individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

              (b)         With respect to Awards that are "deferred compensation" under Section 409A of the Code, each of the foregoing events shall only be deemed to be a Change of Control for purposes of the Plan to the extent such event qualifies as a "change in control event" for purposes of Section 409A of the Code. The Grantor shall be entitled to amend or interpret the terms of any Award to the extent necessary to avoid adverse Federal income tax consequences to a Grantee under Section 409A of the Code.

              Clawback Policy.    Clawback Policy shall mean the Penn National Gaming, Inc. Executive Incentive Compensation Recoupment Policy, adopted as of April 25, 2014, and as amended from time to time.

              Code.    The Internal Revenue Code of 1986, as amended from time to time.

              Committee.    The Compensation Committee of the Board.

              Common Stock.    Common stock of the Company, par value $0.01.

              Company.    Penn National Gaming, Inc., a Pennsylvania corporation, and its successors and assigns.

              Date of Grant.    The date as of which the Grantor grants an Award.

              Director.    A member of the Board who is not also an employee of the Company or any Subsidiary.

              Disability.    A physical or mental impairment sufficient to make the Grantee who is an Employee eligible for benefits under the Company's or Subsidiary's long-term disability plan in which the Grantee is a participant. A Grantee who is a Director shall be treated as having a Disability if a physical or mental impairment would have made the Director eligible for benefits under the Company's long-term disability plan had the Director been an Employee.

              Effective Date.    [June 13, 2018], the date on which the shareholders of the Company approved the Plan.

              Employee.    An employee of the Company or any Subsidiary or "parent corporation" within the meaning of Section 424(e) of the Code.

              Fair Market Value.    With respect to the Common Stock on any day, (i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading, or (ii) if the Common Stock is not listed or admitted to trading on a securities exchange, as determined in a manner specified by the Committee determined in accordance with Section 409A of the Code. A "business day" is any day on which the relevant market is open for trading.

              Grantee.    An Employee or former Employee of the Company or any Subsidiary to whom an Award is or has been granted. With respect to an Award, other than an Incentive Stock Option, a Director to whom an Award is or has been granted is also a Grantee.

              Grantor.    With respect to an Award granted to an Employee, the Committee or the CEO (with respect to Nonreporting Persons), as the case may be, that grants the Award. With respect to an Award granted to a Director, the Board or Committee is the Grantor.

              Holder.    The individual who holds an Award, who shall be the Grantee or a Beneficiary.

              Incentive Stock Option or ISO.    An Option that is intended to meet, and structured with a view to satisfying, the requirements of Section 422 of the Code and is designated by the Grantor as an Incentive Stock Option.

              Non-Qualified Stock Option.    An Option that is not designated by the Grantor as an Incentive Stock Option, or an Option that is designated by the Grantor as an Incentive Stock Option if it does not satisfy the requirements of Section 422 of the Code.

              Nonreporting Person.    A Grantee who is not subject to Section 16 of the Act.

              Option or Stock Option.    A right granted pursuant to Article V.

              Option Period.    The period beginning on the Date of Grant of an Option and ending on the date the Option terminates.

              Option Price.    The per share price at which shares of Common Stock may be purchased upon exercise of a particular Option.

              Other Award.    Awards granted pursuant to Article IX.

              Performance Goals.    One or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year's results or to a designated comparison group, in each case as specified by the Grantor in the Award: free cash flow, EBITDA, sales, revenue, revenue growth, income, operating income, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit and margin rate, gross margins, debt leverage (debt to capital), market capitalization, total enterprise value (market capitalization plus debt), total shareholder return and stock price. The Grantor shall appropriately adjust any Performance Goal to take into account the impact of any of the following events on the Company that occurs during the period to which such Performance Goal is applied: asset write-downs; litigation, claims, judgments, settlements; currency fluctuations and other non-cash charges; changes in applicable law, rule or regulation or accounting principles; accruals for reorganization and restructuring programs; costs incurred in the pursuit of acquisition opportunities; strikes, delays or similar disruptions by organized labor, guilds or horsemen's organizations; national macroeconomic conditions; terrorism and other international hostilities; significant regional weather events; and any other extraordinary, unusual or non-recurring as described in Accounting Principles Board Opinion No. 30 and/or management's discussion and analysis of financial condition and results of operations appearing in the Company's securities filings. Any Award may be granted subject to the attainment of such Performance Goals as determined by the Grantor.

              Phantom Stock Unit Award.    An Award of Phantom Stock Units under Article VIII.

              Plan.    Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan, as set forth herein and as amended from time to time.

              Reporting Person.    A Grantee who is subject to Section 16 of the Act.

              Restricted Period.    The period of time beginning with the Date of Grant of a Restricted Stock Award and ending when the Restricted Stock is forfeited or when all conditions for vesting are satisfied.

              Restricted Stock.    Shares of Common Stock issued pursuant to a Restricted Stock Award.

              Restricted Stock Award.    An Award of Restricted Stock under Article VII.

              Retirement.    A separation from service by the Grantee (i) on or after the attainment of age 55 with at least ten (10) Years of Service or (ii) on or after the attainment of age 65. Years of Service shall be determined pursuant to the terms of the Penn National Gaming, Inc. 401(k) Plan.

              Rule 16b-3.    Rule 16b-3 of the General Rules and Regulations under the Act, or any law, rule, regulation or other provision that may hereafter replace such Rule.

              SAR Base Amount.    An amount set forth in the Award Agreement for a SAR.

              Stock Appreciation Right or SAR.    A right granted under Article VI.

              Stock Appreciation Right Award.    An Award of Stock Appreciation Rights under Article VI.

              Stock Option Award.    An Award of Options under Article V.

              Subsidiary.    Any corporation, partnership, joint venture or other entity in which the Committee has determined that the Company had made, directly or indirectly through one or more intermediaries, a substantial investment or commitment, including, without limit, through the purchase of equity or debt or the entering into of a management agreement or joint operating agreement. In the case of Incentive Stock Options, Subsidiary shall mean any entity that qualifies as a "subsidiary corporation" of the Company under Section 424(f) of the Code.

              Ten Percent Shareholder.    A person owning shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code) or parent corporation (within the meaning of Section 424(e) of the Code).

              Section 2.2          Construction

              Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of Sections and Subsections of the Plan are inserted for convenience of reference, are not a part of the Plan, and are not to be considered in the construction hereof. The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan, and not to any particular provision or Section. The words "includes," "including" and other similar compounds of the word "include" shall mean and refer to including without limitation. All references herein to specific Articles, Sections or Subsections shall mean Articles, Sections or Subsections of this document unless otherwise qualified.

 ARTICLE III
STOCK AVAILABLE FOR AWARDS

              Section 3.1          Common Stock

              Shares of Common Stock may be delivered under the Plan, such shares to be made available from authorized but unissued shares or from shares reacquired by the Company, including shares purchased in the open market.

              Section 3.2          Number of Shares Deliverable

              Subject to adjustments as provided in Section 11.2, no more than 12,700,000 shares of Common Stock may be issued under the Plan. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against this limit as one (1) share of Common Stock. Any shares of Common Stock issued under Awards (other than Options or Stock Appreciation Rights) shall be counted against this limit as 2.3 shares of Common Stock. Any Awards that are not settled in shares of Common Stock shall not count against this limit.

              The Plan will remain in place until all of the awards granted thereunder have been paid or expired. Any shares remaining available for issuance under the Plan will be cancelled upon the subsequent approval of a new equity plan by the Company.

              Section 3.3          Reusable Shares

              Shares of Common Stock subject to an Award that are forfeited to the Company shall again be available for issuance under the Plan. For the avoidance of doubt, the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option or SAR, (ii) shares of Common Stock used to pay the Option Price or withholding taxes related to an outstanding Stock Option or SAR, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Option Price.

ARTICLE IV
AWARDS AND AWARD AGREEMENTS

              Section 4.1          General

              4.1.1      Subject to the provisions of the Plan, the Committee may at any time (i) determine and designate those Reporting Persons who are Employees to whom Awards are to be granted; (ii) determine the time or times when Awards to Reporting Persons who are Employees shall be granted; (iii) determine the form or forms of Awards to be granted to any Reporting Person who is an Employee; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to any Reporting Person who is an Employee; (v) determine the terms and conditions of each Award to a Reporting Person who is an Employee; (vi) determine the maximum aggregate number of shares or, for purposes of Other Awards payable in cash, the aggregate amount of cash subject to Awards to be granted to Nonreporting Persons, as a group, who are Employees; and (vii) determine the general form or forms of Awards to be granted to Nonreporting Persons who are Employees.

              4.1.2      The Committee or the CEO, subject to the provisions of the Plan and authorization by the Committee, may, at any time and from time to time, (i) determine and designate those Nonreporting Persons who are Employees to whom Awards are to be granted; (ii) determine when

Awards to Nonreporting Persons who are Employees shall be granted; (iii) determine the form or forms of Award to be granted to any Nonreporting Person who is an Employee, from among the form or forms approved by the Committee; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to any Nonreporting Person who is an Employee; and (v) determine the terms and conditions of each Award to a Nonreporting Person who is an Employee.

              4.1.3      Subject to the provisions of the Plan, the Board or Committee may, at any time, (i) determine and designate those Directors to whom Awards, other than Incentive Stock Options, are to be granted; (ii) determine when Awards to Directors shall be granted; (iii) determine the form of Awards to be granted to any Director; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to a Director; and (v) determine the terms and condition of each Award to a Director.

              4.1.4      Awards may be granted singly, in combination or in tandem and may be made in combination or in tandem with or in replacement of, or as alternatives to awards or grants under any other employee plan maintained by the Company or its Subsidiaries. No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date.

              Section 4.2          Eligibility

              Any Director or Employee and, except with respect to Stock Options and SARs, an individual who has accepted the Company's or a Subsidiary's offer of employment but who has not commenced performing services for the Company or a Subsidiary, shall be eligible to receive Awards under the Plan.

              Section 4.3          Terms and Conditions; Award Agreements

              4.3.1      Terms and Conditions.  Each Award granted pursuant to the Plan shall be subject to all of the terms, conditions and restrictions provided in the Plan and such other terms, conditions and restrictions, if any, as may be specified by the Grantor with respect to the Award in the Award Agreement or as may be specified thereafter by the Grantor in the exercise of its or his, as the case may be, powers under the Plan. Without limiting the foregoing, it is understood that the Grantor may, at any time after the granting of an Award hereunder, specify such amended or additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws, including, but not limited to, compliance with Federal and state securities laws, compliance with Federal and state gaming or racing laws, compliance with Federal and state tax laws that would otherwise result in adverse and unintended tax consequences for a Grantee, the Company or any Subsidiary and methods of withholding or providing for the payment of required taxes. The terms, conditions and restrictions with respect to any Award, Grantee or Award Agreement need not be identical with the terms, conditions and restrictions with respect to any other Award, Grantee or Award Agreement.

              4.3.2      Award Agreements.  Except as otherwise provided in the Plan, each Award granted pursuant to the Plan shall be evidenced by an Award Agreement and shall comply with, and be subject to, the provisions of the Plan.

              Section 4.4          Award Limits for Directors

              In any one calendar year, the Committee shall not grant to any one Director Awards with a value which is in excess of $750,000 in value (calculated as of the date of grant in accordance with applicable financial accounting rules).

 ARTICLE V
OPTIONS

              Section 5.1          Award of Options

              5.1.1      Grants.  The Committee may grant Stock Option Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. The Committee or the CEO also may grant Stock Option Awards in such number as the Committee or the CEO may determine to such Nonreporting Persons who are Employees as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate amount of Awards in general and Options in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees. The Board or Committee may grant Options to such Directors as the Board or Committee may select in its sole discretion. The Grantor shall determine the number of shares of Common Stock to which each Option relates. A Stock Option entitles the holder thereof to purchase full shares of Common Stock at a stated price for a specified period of time.

              5.1.2      Types of Options

                  5.1.2.1   Employees.  Options granted to Employees pursuant to the Plan may be either in the form of Incentive Stock Options or in the form of Non-Qualified Stock Options.

                  5.1.2.2   Directors.  Options granted to Directors pursuant to the Plan will be in the form of Non-Qualified Stock Options.

              5.1.3      Maximum Award To An Individual.  No individual shall be granted in any calendar year Options to purchase more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

              5.1.4      Internal Revenue Code Limits.  Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as "incentive stock options" (and will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Grantee during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

              Section 5.2          Option Price

              The Option Price of Common Stock covered by each Option shall be determined by the Grantor, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, provided, however, in the case of an Incentive Stock Option granted to Ten Percent Shareholder, the Option Price shall be no less than 110% of the Fair Market Value of the of a share of Common Stock on the Date of Grant.

              Section 5.3          Option Periods

              The Grantor shall determine the term of each Option which shall be reflected in the Award Agreement. No Option may be exercised after the expiration of its term. Subject to earlier termination as provided in the Plan, the term shall not exceed ten (10) years from the Date of Grant; provided, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five (5) years.

              Section 5.4          Exercisability

              5.4.1      Subject to Article X and XIII, each Option shall be exercisable at any time or times during the term of the Option and subject to such conditions, including, without limitation, attainment of one or more Performance Goals, as the Grantor may prescribe in the applicable Award Agreement. Except as provided in Article XIII, an Option may not become exercisable before the first anniversary of the Date of Grant of such Option.

              5.4.2      Except as provided in Article X, or as otherwise provided in an Award Agreement, an Option may be exercised only during the Grantee's employment with the Company or any of its Subsidiaries or service as a Director. No Option may be exercised for a fractional share.

              5.4.3      Method of Exercise.  A Holder may exercise an Option, in whole or in part, by giving notice of exercise to the Company, in a form and manner acceptable to the Company.

              Section 5.5          Time and Method of Payment for Options

              5.5.1      Form of Payment.  The Holder shall pay the Option Price in cash or, with the Grantor's permission and according to such rules as it may prescribe, by delivering shares of Common Stock already owned by the Holder having a Fair Market Value on the date of exercise equal to the Option Price, or a combination of cash and such shares. The Grantor may also permit payment in accordance with a cashless exercise program under which, if so instructed by the Holder, shares of Common Stock may be issued directly to the Holder's broker or dealer who in turn will sell the shares and pay the Option Price in cash to the Company from the sale proceeds. Finally, the Grantor may permit payment by reducing the number of shares of Common Stock delivered upon exercise by an amount equal to the largest number of whole shares of Common Stock with a Fair Market Value that does not exceed the Option Price, with the remainder of the Option Price being payable in cash.

              5.5.2      Time of Payment.  Except in the case where exercise is conditioned on a simultaneous sale of the Option shares pursuant to a cashless exercise, the Holder shall pay the Option Price before an Option is exercised.

              5.5.3      Methods for Tendering Shares.  The Grantor shall determine acceptable methods for tendering shares of Common Stock as payment upon exercise of an Option and may impose such limitations and restrictions on the use of shares of Common Stock to exercise an Option as it or he, as the case may be, deems appropriate.

              Section 5.6          Delivery of Shares Pursuant to Exercise of Option

              No shares of Common Stock shall be delivered pursuant to the exercise, in whole or in part, of any Option, unless and until (i) payment in full of the Option Price for such shares is received by the Company and (ii) compliance with all applicable requirements and conditions of the Plan, the Award Agreement and such rules and regulations as may be established by the Grantor, that are preconditions to delivery. Following exercise of the Option and payment in full of the Option Price and compliance with the conditions described in the preceding sentence, the Company shall promptly effect the issuance to the Grantee of such number of shares of Common Stock as are subject to the Option exercise.

 ARTICLE VI
STOCK APPRECIATION RIGHTS

              Section 6.1          Award of SARs

              6.1.1      Grants.  The Committee may grant Stock Appreciation Rights Awards to such Reporting Persons who are Employees, as the Committee may select in its sole discretion. The Committee or the CEO also may grant Stock Appreciation Rights Awards in such number as the Committee or the CEO may determine to such Nonreporting Persons who are Employees as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate amount of Awards in general and SARs in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. The Board or Committee may grant Stock Appreciation Rights to such Directors as the Board or Committee may select in its sole discretion. The Grantor shall determine the number of shares of Common Stock to which each SAR relates.

              6.1.2      Maximum Award To An Individual.  No individual shall be granted in any calendar year SARs to purchase more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

              6.1.3      SAR Base Amount.  The SAR Base Amount with respect to each SAR shall be determined by the Grantor, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

              Section 6.2          SAR Periods

              The Grantor shall determine the term of each SAR. No SAR may be exercised after the expiration of its term. Subject to earlier termination as provided in the Plan, the term shall not exceed ten (10) years from the Date of Grant.

              Section 6.3          Exercisability

              6.3.1      Subject to Articles X and XIII, each SAR shall be exercisable at any time during the term of the SAR and subject to such conditions, including, without limitation, attainment of one or more Performance Goals, as the Grantor may, from time to time, prescribe in the applicable Award Agreement. Except as provided in Article XIII, an SAR may not become exercisable before the first anniversary of the Date of Grant of such SAR.

              6.3.2      Except as provided in Article X, or as otherwise provided in an Award Agreement, a SAR may be exercised only during the Grantee's employment with the Company or any of its Subsidiaries or service as a Director.

              6.3.3      Method of Exercise.  A Holder may exercise a SAR, in whole or in part, by giving notice of exercise to the Company, in a form and manner acceptable to the Company.

              Section 6.4          Payment Amount, Time and Method of Payment With Respect to SARs

              6.4.1      A SAR entitles the Holder thereof, upon the Holder's exercise of the SAR, to receive an amount equal to the product of (i) the amount by which the Fair Market Value on the exercise date of one share of Common Stock exceeds the SAR Base Amount for such SAR, and (ii) the number of shares covered by the SAR, or portion thereof, that is exercised.

              6.4.2      Any payment which may become due from the Company by reason of a Grantee's exercise of a SAR may be paid to the Grantee all in cash, all in shares of Common Stock or partly in shares and partly in cash, as provided in the Award Agreement.

              6.4.3      In the event that all or a portion of the payment is made in shares of Common Stock, the number of shares of Common Stock received shall be determined by dividing the amount of the payment by the Fair Market Value of a share of Common Stock on the exercise date of the SAR. Cash will be paid in lieu of any fractional share of Common Stock.

              6.4.4      Amounts payable in connection with a SAR shall be paid to the Holder, as determined by the Grantor and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Committee or Grantor.

              Section 6.5          Nature of SARs

              SARs shall be used solely as a device for the measurement and determination of the amount to be paid on behalf of Grantees as provided in the Plan. SARs shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the SARs shall be and remain the sole property of the Company and all Grantees' rights hereunder are limited to the rights to receive cash and shares of Common Stock as provided in the Plan.

ARTICLE VII
RESTRICTED STOCK AWARDS

              Section 7.1          Grants

              The Committee may grant Restricted Stock Awards in such number as it may determine to such Reporting Persons who are Employees as the Committee may select in its sole discretion. The Committee or the CEO also may grant in such number as the Committee or the CEO may determine Restricted Stock Awards to such Nonreporting Persons who are Employees as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate number of Awards in general and shares of Restricted Stock in particular established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. The Board or Committee may grant Restricted Stock Awards to such Directors as the Board or Committee may select in its sole discretion. A Restricted Stock Award is a grant of shares of Common Stock subject to those conditions, if any, set forth in the Plan and the Award Agreement.

              Section 7.2          Maximum Award to An Individual

              No individual shall be granted or receive in any calendar year a Restricted Stock Award of more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

              Section 7.3          Restricted Period

              The Grantor may, from time to time, establish any condition or conditions on which the Restricted Stock Award will vest and no longer be subject to forfeiture. Such conditions may include, without limitation, continued employment by the Grantee or service as a Director, as the case may be, for a period of time specified in the Award Agreement and/or the attainment of one or more Performance Goals within a time period specified in the Award Agreement. A Restricted Stock Award may, if the Grantor in its sole discretion decides, provide for an unconditioned grant. Except as provided in Article XIII, a Restricted Stock Award may not become vested before the first anniversary of the Date of Grant of such Restricted Stock Award.

              Section 7.4          Restrictions and Forfeiture

              Except as otherwise provided in the Plan or the applicable Award Agreement, the Restricted Stock shall be subject to the following restrictions until the expiration or termination of the Restricted Period: (i) a Holder shall not be entitled to delivery of a certificate evidencing the shares of Restricted Stock until the end of the Restricted Period and the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock and (ii) none of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, and until the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock. Upon the forfeiture of any Restricted Stock, such forfeited shares shall be transferred to the Company without further acts by the Holder.

              Section 7.5          Issuance of Stock and Stock Certificate(s)

              7.5.1      Issuance.  As soon as practicable after the Date of Grant of a Restricted Stock Award, the Company shall cause to be issued in the name of the Grantee (and held by the Company, if applicable, under Section 7.4) such number of shares of Common Stock as constitutes the Restricted Stock awarded under the Restricted Stock Award. Each such issuance shall be subject throughout the Restricted Period to the terms, conditions and restrictions contained in the Plan and/or the Award Agreement.

              7.5.2      Custody and Registration.  Any issuance of Restricted Stock may be evidenced in such manner as the Grantor may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

              Section 7.6          Shareholder Rights

              Following registration in the Grantee's name, during the Restricted Period, the Grantee shall have the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares of Common Stock covered by the Restricted Stock Award, including, but not limited to, the right to vote such shares and the right to receive dividends, subject to the restrictions and forfeitures set forth herein. Any shares of Common Stock distributed as a dividend or otherwise with respect to any shares of Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock shares.

              Section 7.7          Delivery of Shares

              Upon the expiration (without a forfeiture) of the Restricted Period or at such earlier time as provided under the Plan, all shares of Restricted Stock shall be released from all restrictions and forfeiture provisions hereunder, any similar restrictions and forfeiture provisions under the Award Agreement applicable to such shares and all other restrictions and forfeiture provisions of the Plan or such Award Agreement. No payment will be required from the Holder upon the delivery of any shares of Restricted Stock, except that any amount necessary to satisfy applicable Federal, state or local tax requirements shall be paid by the Holder in accordance with the requirements of the Plan.

 ARTICLE VIII
PHANTOM STOCK UNIT AWARDS

              Section 8.1          Grants

              The Committee may grant Phantom Stock Unit Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. The Committee or the CEO also may grant Phantom Stock Unit Awards in such number as the Committee or the CEO may determine to such Nonreporting Persons, as the Committee or the CEO may select in its or his, as the case may be, sole discretion who are Employees; provided, however, such grants shall be subject to any maximum aggregate number of Awards in general and Phantom Stock Unit Awards in particular established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. The Board or Committee may grant Phantom Stock Unit Awards to Directors as the Board or Committee may select in its sole discretion. A Phantom Stock Unit represents the right to receive, without payment to the Company, shares of Common Stock, an amount of cash equal to the value of a share of Common Stock on a future date or any combination thereof, as determined by the Grantor.

              Section 8.2          Maximum Award to An Individual

              No individual shall be granted or receive in any calendar year Phantom Stock Unit Awards representing more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

              Section 8.3          Vesting of Phantom Stock Unit Awards

              Phantom Stock Units shall become vested as set forth in the applicable Award Agreement unless otherwise described in the Plan. Except as provided in Article XIII, a Phantom Stock Unit may not become vested before the first anniversary of the Date of Grant of such Phantom Stock Unit .

              Section 8.4          Cash Value of Phantom Stock Unit Payments

              The amount payable with respect to each vested Phantom Stock Unit payable in cash shall be an amount determined by multiplying the number of Phantom Stock Units by the Fair Market Value of one share of Common Stock as of the vesting date.

              Section 8.5          Time of Payment

              Amounts payable in connection with a Phantom Stock Unit shall be paid to the Holder, as determined by the Grantor and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Grantor but in no event later than two and one-half months following the end of the calendar year in which a restriction lapses or a vesting condition is met.

              Section 8.6          Nature of Phantom Stock Units

              Phantom Stock Units shall be used solely as a device for the measurement and determination of the amount to be paid on behalf of Grantees as provided in the Plan. Phantom Stock Units shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Phantom Stock Units shall be and remain the sole property of the Company and all Grantees' rights hereunder are limited to the rights to receive cash or shares of Common Stock as provided in the Plan.

 ARTICLE IX
OTHER AWARDS

              Section 9.1          Grants

              The Committee may grant Other Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. The Committee or the CEO also may grant Other Awards to such Nonreporting Persons who are Employees as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate amount of Awards in general and Other Awards in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. The Board or Committee may grant Other Awards to such Directors as the Board or Committee may select in its sole discretion. An Other Award may or may not be evidenced by an Award Agreement. Except as provided in Article XIII, an Other Award may not become vested before the first anniversary of the Date of Grant of such Other Award.

              Section 9.2          Maximum Award to An Individual

              9.2.1      Awards Denominated or Payable with Reference to Common Stock.  No individual shall be granted or receive in any calendar year Other Awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) representing more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

              9.2.2      Awards Denominated or Payable with Reference to Cash.  No individual shall be granted or receive in any calendar year Other Awards denominated by or payable in cash representing more than $6,000,000. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

              Section 9.3          Description of Other Awards

              An Other Award may be a grant of a type of equity-based, equity-related, or cash based Award not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as determined by the Grantor, from time to time, under the Plan, including but not limited to being subject to Performance Goals. Such Awards may provide for the payment of shares of Common Stock or cash or any combination thereof to a Grantee. The value of a cash- based Other Award shall be determined by the Grantor.

ARTICLE X
TERMINATION OF EMPLOYMENT OR CESSATION OF BOARD SERVICE

              Section 10.1          Stock Options and SARs

              If a Grantee who was an Employee or Director, as the case may be, when the Grantee received the Options or SARs ceases to be an Employee or Director of the Company and all Subsidiaries for any reason, then the Grantee's Options and SARs that are exercisable as of the termination or cessation date shall be administered as follows in accordance with the characterization of the separation. In cases where such termination of employment or cessation of service is a result of: (i) the Grantee's death or Disability, the Grantee's Options or SARs that are not then exercisable shall thereupon become exercisable and all Options and SARs shall remain exercisable for the balance of their respective terms; (ii) resignation (other than for Retirement) by the Employee or Director, the

Grantee's Options or SARs that are exercisable as of such termination or cessation date shall be cancelled and forfeited at the end of the 30th day after such date; (iii) termination for Cause by the Company, a Subsidiary, or the Board, all of the Grantee's Options and SARs, whether or not then exercisable, shall be cancelled and forfeited as of such termination date; (iv) termination other than for Cause by the Company, a Subsidiary, or the Board, all of the Grantee's Options and SARs that are exercisable as of such termination date shall be cancelled and forfeited at the end of the period which is one (1) year after such date or, if earlier, at the end of their respective terms, or (v) Retirement by the Employee or the cessation of services of a Director at the end of his term on the Board, the Grantee's Options or SARs that are exercisable as of such date shall be cancelled and forfeited at the end of the period which is three (3) years after such date or, if earlier, at the end of their respective terms; provided, however, that such Options or SARs shall be immediately cancelled and forfeited in the event that the Grantor determines that the Grantee has failed to abide by the terms and conditions of any restrictive covenant that may be set forth in the Grantee's Award Agreement.

              Section 10.2          Restricted Stock, Phantom Stock Units and Other Awards

              If a Grantee who was an Employee or Director, as the case may be, when the Grantee received the Restricted Stock, Phantom Stock Units or Other Awards ceases to (i) be employed by the Company and all Subsidiaries or (ii) serve as a Director, then all of the Grantee's Restricted Stock, Phantom Stock Units or Other Awards that remain subject to restriction or vesting at such time shall be cancelled and forfeited except in cases of such Grantee's death or Disability, in which case any remaining restriction or vesting shall thereupon lapse.

              Section 10.3          Date of Termination of Employment or Cessation of Board Service

              Termination of employment or cessation of Board service of a Grantee for any of the reasons enumerated in this Article X shall, for purposes of the Plan, be deemed to have occurred as of the date which is recorded in the ordinary course in the Company's or a Subsidiary's books and records in accordance with the then-prevailing procedures and practices of the Company or the Subsidiary or, if earlier with respect to Awards that are "deferred compensation" under Section 409A of the Code, when a Grantee has a "separation from service" as defined in the regulations promulgated under Section 409A of the Code.

              Section 10.4          Specified Employee Restriction

              Notwithstanding anything in this Plan to the contrary, with respect to any Award that constitutes "deferred compensation" subject to Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to such Award upon the Holder's termination of employment shall be delayed until the first day of the seventh month following his "separation from service" as defined under Section 409A of the Code, if the Holder is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the uniform policy adopted by the Committee with respect to all of the arrangements subject to Section 409A of the Code maintained by the Company and its Subsidiaries).

              Section 10.5          Immediate Forfeiture; Acceleration

              Except as otherwise provided in this Article X or in an Award Agreement or as otherwise determined by the Grantor, once a Grantee's employment terminates or Board service ceases, as the case may be, any Award that is not then exercisable or vested or as to which any restrictions have not lapsed shall be cancelled and forfeited to the Company; provided, however, that the Grantor may, subject to the provisions of Sections 5.3 and 6.2, extend the periods during which Awards may be exercised or provide for acceleration or continuation of the exercise or vesting date or the lapse of restrictions of such Awards to such extent and under such terms and conditions as such Grantor deems appropriate.

              Section 10.6          Terms of Award Agreement

              The terms of any Award Agreement may address any of the issues provided for in this Article. In the event of a discrepancy between such terms and the terms of this Article, the terms of the Award Agreement shall apply, subject to Section 12.16.

ARTICLE XI
CERTAIN TERMS APPLICABLE TO ALL AWARDS

              Section 11.1          Withholding Taxes

              The Company and any Subsidiary shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, shares of Common Stock, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or a Subsidiary to satisfy statutory withholding obligations for the payment of such taxes.

              Section 11.2          Adjustments to Reflect Capital Changes

              11.2.1      Recapitalization, etc.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock, other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), or otherwise affects the shares of Common Stock, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

                  11.2.1.1 the number and type of shares of Common Stock or other securities which thereafter may be made the subject of Awards, including the aggregate limits specified in the Plan;

                  11.2.1.2 the number and type of shares of Common Stock or other securities subject to outstanding Awards;

                  11.2.1.3 the grant, purchase, SAR Base Amount or Option Price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

                  11.2.1.4 other value determinations applicable to outstanding Awards.

              11.2.2      Sale or Reorganization.  After any reorganization, merger or consolidation whether or not the Company is the surviving corporation and unless there is a provision in the sale or reorganization agreement to the contrary, each Grantee shall, at no additional cost, be entitled upon any exercise of an Option or receipt of other Award to receive (subject to any required action by shareholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such Award, the number and class of shares of stock or other securities to which such Grantee would have been entitled pursuant to the terms of the reorganization, merger or consolidation if, at the time of such reorganization, merger or consolidation, such Grantee had been the holder of record of a number of shares of stock equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Grantee in the event of successive reorganizations, mergers or consolidations of the character described above. Subject to Section 14.1, in the event of a Change of Control, the Grantor may (a) cancel without consideration any outstanding Awards with an exercise price that is more than the Fair Market Value of Common Stock as of the Change of Control, and (b) in lieu of the substituted shares referenced herein, Grantor may elect to pay Grantee a cash payment equal to the difference between the exercise price for the Award and the Fair Market Value of the Company's Common Stock as of the Change of Control

              11.2.3      Options to Purchase Stock of Acquired Companies.  After any reorganization, merger or consolidation in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the reorganization, merger or consolidation whose stock subject to the old options may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

              Section 11.3          Failure to Comply with Terms and Conditions

              Notwithstanding any other provision of the Plan, any outstanding Awards, including, without limit, any rights of payment or delivery or any other rights of a Holder with respect to any Award shall, unless otherwise determined by the Grantor, be immediately forfeited and cancelled if the Holder:

              (i)          breaches any term, restriction and/or condition of the Plan, any Award Agreement or any employment, separation or other agreement between the Holder and the Company or its Subsidiaries; or

              (ii)         while serving as a Director or an Employee, is employed by or serves as a director of a competitor of the Company or its Subsidiaries, or shall be engaged in any activity in competition with the Company or its Subsidiaries; or

              (iii)        within one (1) year of the Grantee's termination of employment or cessation of Board service with the Company and its Subsidiaries, solicits or assists in soliciting, directly or in any manner, any person employed by the Company or a Subsidiary to leave such employment or recruit, make an offer of employment to, or hire any such person; or

              (iv)        divulges at any time any confidential information belonging to the Company or any Subsidiary.

              The determination of the Grantor as to the occurrence of any of the events specified in this Section 11.3 shall be conclusive and binding upon all persons for all purposes.

              Section 11.4          Regulatory Approvals and Listing

              The Company shall not be required to issue any certificate or certificates for shares of Common Stock under the Plan prior to (i) obtaining any approval from any governmental agency which the Company shall, in its discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange on which the Company's Common Stock may be listed, and (iii) the completion of any registration or other qualification of such shares of Common Stock under any state or Federal law or ruling or regulations of any governmental body which the Company shall, in its discretion, determine to be necessary or advisable.

              Section 11.5          Restrictions Upon Resale of Stock

              If the shares of Common Stock that have been issued to a Holder pursuant to the terms of the Plan are not registered under the Securities Act of 1933, as amended ("Securities Act"), pursuant to an effective registration statement, such Holder, if the Committee shall deem it advisable, may be required to represent and agree in writing (i) that any such shares acquired by such Holder pursuant to the Plan will not be sold except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and, (ii) that such Holder is acquiring such shares for his own account and not with a view to the distribution thereof.

              Section 11.6          Reporting Person Limitation

              Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Act and any successor provision, any Common Stock or other equity security offered under the Plan to a Reporting Person may not be sold for at least six (6) months after the earlier of acquisition of the security or the date of grant of the derivative security, if any, pursuant to which the Common Stock or other equity security was acquired.

ARTICLE XII
ADMINISTRATION OF THE PLAN

              Section 12.1          Committee

              The Plan shall be administered by or under the direction of the Committee.

              Section 12.2          Committee Actions

              Except for matters required by the terms of the Plan to be decided by the Board or the CEO, the Committee shall have full power and authority to interpret and construe the Plan, to prescribe, amend and rescind rules, regulations, policies and practices, to impose such conditions and restrictions on Awards as it deems appropriate and to make all other determinations necessary or desirable in connection with the administration of, or the performance of its responsibilities under, the Plan.

              Section 12.3          Designation of Beneficiary

              Each Holder may file with the Company a written designation (in a form prescribed by the Committee) of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon his death. A Holder may from time to time revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Holder's death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Holder's death, or if no designated Beneficiary survives the Holder or if such designation conflicts with law, the Holder's estate shall be entitled to receive the Award, if any, payable under the Plan upon his death. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

              Section 12.4          No Right to an Award or to Continued Employment

              No Grantee or other person shall have any claim or right to be granted an Award under the Plan. Neither the action of the Company in establishing the Plan, nor any provisions hereof, nor any action taken by the Company, any Subsidiary, the Board, the Committee or the CEO pursuant to such provisions shall be construed as creating in any employee or class of employees any right with respect to continuation of employment by the Company or any of its Subsidiaries, and they shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to employ, discipline, discharge, terminate, lay off or retire any Grantee, with or without cause, to discipline any employee, or to otherwise affect the Company's or a Subsidiary's right to make employment decisions with respect to any Grantee.

              Section 12.5          Discretion of the Grantor

              Whenever the terms of the Plan provide for or permit a decision to be made or an action to be taken by a Grantor, such decision may be made or such action taken in the sole and absolute discretion of such Grantor and shall be final, conclusive and binding on all persons for all purposes; provided, however, that the Board may review any decision or action of the Grantor and it may reverse or modify such Award, decision or act as it deems appropriate. The Grantor's determinations under the Plan, including, without limitation the determination of any person to receive awards and the amount of such awards, need not be uniform.

              Section 12.6          Indemnification and Exculpation

              12.6.1      Indemnification.  Each person who is or shall have been a member of the Board or the Committee and each director, officer or employee of the Company or any Subsidiary to whom any duty or power related to the administration or interpretation of the Plan may be delegated (each, an "Indemnified Person"), shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be or become a party or in which he may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company's written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of, and shall be in addition to, any other right to which such person may be entitled under the Company's charter or bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

              12.6.2      Exculpation.  No Indemnified Person shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as an Indemnified Person hereunder, nor for any mistake of judgment made in good faith, unless otherwise provided by law. Each Indemnified Person shall be fully justified in relying or acting upon in good faith any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself. In no event shall any Indemnified Person be liable for any determination made or other action taken or any omission to act in reliance upon such report or information, for any action (including the furnishing of information) taken or any failure to act, if in good faith.

              Section 12.7          Unfunded Plan

              The Plan is intended to constitute an unfunded, long-term incentive compensation plan for certain selected Employees and Directors. No special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Company may, but shall not be obligated to, acquire shares of its Common Stock from time to time in anticipation of its obligations under the Plan, but no Grantee shall have any right in or against any shares of stock so acquired. All such stock shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. No obligation or liability of the Company to any Grantee with respect to any right to receive a distribution or payment under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

              Section 12.8          Inalienability of Rights and Interests

              The rights and interests of a Holder under the Plan are personal to the Holder and to any person or persons who may become entitled to distribution or payments under the Plan by reason of death of the Holder, and the rights and interests of the Holder or any such person (including, without limitation, any Award distributable or payable under the Plan) shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Holder, provided that transfers pursuant to a qualified domestic relations order shall be allowable. If any Holder shall attempt to alienate, sell, transfer, assign, pledge, encumber or charge any of his rights or interests under the Plan, (including without limitation, any Award payable under the Plan) then the Committee may hold or apply such benefit or any part thereof to or for the benefit of such Holder in such manner and in such proportions as the Committee may consider proper. Notwithstanding the foregoing, the Holder, subject to the approval of the Company may elect to irrevocably transfer some or all of an Award to a family member. For this purpose, a family member shall refer to one or more of the Holder's spouse, children or grandchildren, or to a trust established solely for the benefit of, or to a partnership whose partners are, the Holder's spouse, children and grandchildren; provided, however, that:

              (i)          the Award, once transferred, may not again be transferred except by will or by the laws of descent and distribution;

              (ii)         the Award, once transferred, shall remain subject to the same terms and conditions of the Award in effect before the transfer and the transferee of the Award (the "Transferee") must comply with all other provisions of the Award; and

              (iii)        the Holder receives no consideration for such transfer. No transferred Award shall be exercisable following a transfer, as provided for herein, unless the Committee receives written notice from the Holder in a form and manner satisfactory to the Committee, in its sole discretion, to the effect that a transfer of the Award has occurred and the notice identifies the Award transferred, the identity of the Transferee and his relationship to the Holder.

              Section 12.9          Awards Not Includable for Benefit Purposes

              Except as otherwise set forth in any applicable 401(k) plan, payments received by a Grantee pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Grantee which are maintained by the Company or any of its Subsidiaries, except as may be determined by the Committee.

              Section 12.10          No Issuance of Fractional Shares

              The Company shall not be required to deliver any fractional share of Common Stock but, as determined by the Committee, may pay a cash amount to the Holder in lieu thereof, except as otherwise provided in the Plan, equal to the Fair Market Value (determined as of an appropriate date determined by the Committee) of such fractional share.

              Section 12.11          Modification for International Grantees

              Notwithstanding any provision to the contrary, the Committee may incorporate such provisions, or make such modifications or amendments in Award Agreements of Grantees who reside or are employed outside of the United States of America, or who are citizens of a country other than the United States of America, as the Committee deems necessary or appropriate to accomplish the purposes of the Plan with respect to such Grantee in light of differences in applicable law, tax policies or customs, and to ascertain compliance with all applicable laws.

              Section 12.12          Leaves of Absence

              The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Award. Without limiting the generality of the foregoing, the Grantor shall be entitled to determine (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and, (b) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to Awards that are "deferred compensation" under Section 409A of the Code, any leave of absence taken by the recipient shall constitute a termination of employment within the meaning of the Plan when the recipient has a "separation from service" as defined in Section 409A of the Code and the regulations thereunder.

              Section 12.13          Communications

              12.13.1      Communications by the Grantor.  All notices, statements, reports and other communications made, delivered or transmitted to a Holder or other person under the Plan shall be deemed to have been duly given, made or transmitted, when sent electronically to a Company or Subsidiary e-mail address, when delivered to, or when mailed by first-class mail, postage prepaid and addressed to, such Holder or other person at his address last appearing on the records of the Company.

              12.13.2      Communications by the Directors, Employees, and Others.  All elections, designations, requests, notices, instructions and other communications made, delivered or transmitted by the Company, a Subsidiary, Grantee, Beneficiary or other person to the Committee required or permitted under the Plan shall be transmitted by any means authorized by the Committee or shall be mailed by first-class mail or delivered to the Company's principal office to the attention of the Company's Secretary or such other location as may be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof by the Committee at such location.

              Section 12.14          Parties in Interest

              The provisions of the Plan and the terms and conditions of any Award shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of each Grantee, including, without limitation, such Grantee's estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Grantee. The obligations of the Company under the Plan shall be binding upon the Company and its successors and assigns.

              Section 12.15          Severability

              Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

              Section 12.16          Compliance with Laws

              The Plan and the grant of Awards shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, and to make any such other amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

              Section 12.17          No Strict Construction

              No rule of strict construction shall be implied against the Company, the Committee, the CEO or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee or the Board.

              Section 12.18          Modification

              This document contains all of the provisions of the Plan and no provisions may be waived, modified or otherwise altered except in a writing adopted by the Board.

              Section 12.19          Governing Law

              All questions pertaining to validity, construction and administration of the Plan and the rights of all persons hereunder shall be determined with reference to, and the provisions of the Plan shall be governed by and shall be construed in conformity with, the internal laws of the Commonwealth of Pennsylvania without regard to any of its conflict of laws principles.

              Section 12.20          Clawback Policy

              Notwithstanding anything to the contrary herein, all outstanding Awards constitute "Incentive Compensation" as defined in the Company's Clawback Policy and pursuant to which the Committee may cancel any Award to the extent that the terms of the Clawback Policy so provide.

ARTICLE XIII
CHANGE OF CONTROL

              Section 13.1          Impact of Change of Control

              Subject to Section 11.2.2, in the event of a Change of Control, upon a Grantee's termination of employment by the Grantee's employer without Cause, or by the Grantee for Good Reason (as defined below), within one (1) year following the Change of Control (or on the date of the Change of Control), then (a) Options (with an exercise price that is less than the Fair Market Value of the Company's Common Stock at the time of the Change in Control) and SARs shall vest and become fully exercisable, (b) restrictions on Restricted Stock Awards and Phantom Stock Unit Awards shall lapse and such Awards shall become fully vested, (c) any other Awards with vesting or other provisions tied to achievement of performance goals shall be considered to be vested (and, as applicable, shall be earned and paid) at their target levels or, if greater, the actual level of achievement as of the date of the Change of Control, annualized by the entire performance period, if appropriate, (d) any Awards payable in cash shall be paid within thirty (30) days after such termination of employment to all Grantees who have been granted such an Award, and (e) such other additional benefits, changes or adjustments as the Committee deems appropriate and fair shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. For purposes of this Section 13.1, "Good Reason" shall mean the occurrence of any of the following events that the Company fails to cure within ten (10) days after receiving written notice thereof from the Grantee (which notice must be delivered within thirty (30) days of the Grantee becoming aware of the applicable event or circumstance): (i) assignment to the Grantee of any duties inconsistent in any material respect with the Grantee's position (including status, titles, and reporting requirements), authority, duties or responsibilities or inconsistent with the Grantee's legal or fiduciary obligations; (ii) any reduction in the Grantee's compensation or substantial reduction in the Grantee's benefits taken as a whole; (iii) any travel requirements materially greater than the Grantee's travel requirements prior to the Change of Control; (iv) any office relocation of greater than 50 miles from the Grantee's then current office; or (v) any breach of any material term of any employment agreement between the Company and the Grantee.

              Section 13.2          Assumption Upon Change of Control

              Notwithstanding the foregoing, if in the event of a Change of Control, the successor company does not agree to assume or substitute for an Award, or the Awards will otherwise not remain outstanding after the Change of Control, then, in lieu of such outstanding assumed or substituted Award, the holder shall be entitled to the benefits set forth in the first sentence of Section 13.1 as of the date of the Change of Control, to the same extent as if the holder's employment or Board service had been terminated by the Company without Cause as of the date of the Change of Control. For the purposes of this Section 13.2, an Award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of shares for each share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of any Award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value or consideration shall be made by the Committee before the Change of Control in its sole discretion and its determination shall be conclusive and binding. Any assumption or substitution of the Incentive Stock Option will be made in a manner that will not be considered a "modification" under the provisions of Section 424(h)(3) of the Code.

 ARTICLE XIV
AMENDMENT AND TERMINATION

              Section 14.1          Amendment; No Repricing

              The Board with respect to the Plan, and the Grantor with respect to any Award Agreement, reserve the right at any time to modify, alter or amend, in whole or in part, any or all of the provisions of the Plan or any Award Agreement to any extent and in any manner that it or he, as the case may be, may deem advisable, and no consent or approval by the shareholders of the Company, by any Grantee or Beneficiary, or by any other person, committee or entity of any kind shall be required to make any modification, alteration or amendment; provided, however, that the Board shall not, without the requisite affirmative approval of the shareholders of the Company, make any modification, alteration or amendment that requires shareholders' approval under any applicable law, the Code or stock exchange requirements. No modification, alteration or amendment of the Plan or any Award Agreement may, without the consent of the Grantee (or the Grantee's Beneficiaries in case of the Grantee's death) to whom any Award shall theretofore have been granted under the Plan, adversely affect any material right of such Grantee under such Award, except in accordance with the provisions of the Plan and/or any Award Agreement applicable to any such Award. Subject to the provisions of this Section 14.1, any modification, alteration or amendment of any provisions of the Plan may be made retroactively. Except as otherwise provided in Section 11.2 hereof, neither the Committee nor the Board shall reduce the SAR Base Amount or Option Price, as applicable, of Stock Options or SARs previously awarded to any Grantee, whether through amendment, cancellation or replacement grant, or any other means, without the requisite prior affirmative approval of the shareholders of the Company.

              Section 14.2          Suspension or Termination

              The Board reserves the right at any time to suspend or terminate, in whole or in part, any or all of the provisions of the Plan for any reason and without the consent of or approval by the shareholders of the Company, any Holder or any other person, committee or entity of any kind; provided, however, that no such suspension or termination shall adversely affect any material right or obligation with respect to any Award theretofore made except as herein otherwise provided.

ARTICLE XV
SECTION 409A

              It is the intention of the Company that no Award shall constitute a "deferred compensation plan" subject to Section 409A of the Code, unless and to the extent that the Grantor specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Grantor determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.

ARTICLE XVI
EFFECTIVE DATE AND TERM OF THE PLAN

              The Plan shall become effective on the Effective Date if it is approved by the shareholders of the Company. No Award shall be granted under the Plan after the date specified in Section 4.1.4. The Plan will continue in effect for existing Awards as long as any such Awards are outstanding.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD. SUITE 200 WYOMISSING, PA 19610 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of two Class I directors to serve until the 2021 Annual Meeting of Shareholders and until their respective successors are elected and qualified to serve. Nominees 01 David A. Handler 02 John M. Jacquemin The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For 0 0 0 Against 0 0 0 Abstain 0 0 0 2 Ratification of the selection Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2018 fiscal year. Advisory vote to approve the compensation paid to the Company's named executive officers. 3 4 Approval of the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan. NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000378285_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com . PENN NATIONAL GAMING, INC. ANNUAL MEETING OF SHAREHOLDERS, JUNE 13, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Barbara Shattuck Kohn and Jane Scaccetti, and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the "Company"), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 13, 2018 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NOS. 2, 3 AND 4 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY. 0000378285_2 R1.0.1.17